Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

USB CORPORATION
(an Ohio corporation)

and

SHAREHOLDERS OF USB CORPORATION

and

YEW ACQUISITION, INC.
(a Delaware Corporation)

and

AFFYMETRIX, INC.
(a Delaware Corporation)

DATED AS OF DECEMBER 15, 2007

i

Exhibits

Annex A	Amendments to Articles of Incorporation
Annex B	Escrow Agreement
Exhibit 3.2(b)(ii)	W&H Legal Opinion
Exhibit 3.2(b)(iii)	Officer’s Certificate Matters
Exhibit 7.2(e)	Section 1445 Certificate

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of the 15th day of December, 2007, by and among (i) USB Corporation, an Ohio corporation (the “Company”), (ii) the shareholders of USB Corporation in their several capacities (collectively, the “Shareholders,” individually, a “Shareholder,” and sometimes a “Seller,” individually, or the “Sellers,” collectively), (iii) Affymetrix, Inc., a Delaware corporation (“Parent”), and (iv) Yew Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

WITNESSETH:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Ohio Law and Delaware Law, Parent and the Company will enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company (the “Merger”).

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and the transactions contemplated by this Agreement and (ii) has recommended the approval and adoption of this Agreement by the shareholders of the Company in accordance with Ohio Law.

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, the Company has obtained the irrevocable approval and adoption of this Agreement and the irrevocable approval of the Transactions, including the Merger, pursuant to an Action by Unanimous Written Consent signed by each of the Shareholders, in accordance with the applicable provisions of Ohio Law and the Organizational Documents of the Company.

WHEREAS, the Board of Directors of Parent has determined that the Merger is in the best interests of Parent and its shareholders and has approved and adopted this Agreement and the transactions contemplated by this Agreement.

WHEREAS, pursuant to the Merger, among other things, each of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive consideration as set forth in Article II hereof.

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, each of the four Sellers has entered into employment agreements with Parent (the “Employment Agreements”).

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1              Certain Definitions.  In this Agreement and any Exhibit, Schedule or other attachments hereto, the following capitalized terms have the following respective meanings:

“AAA Rules” has the meaning set forth in Section 9.1(b)(i).

“Accounting Firm” has the meaning set forth in Section 2.6(b).

“Accounting Referee” has the meaning set forth in Section 6.10(c)(i).

“Act” has the meaning set forth in Section 4.3(i).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities, by contract, or otherwise.

“Aggregate Deemed Sales Price” has the meaning set forth in Section 6.10(c)(i).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 6.10(c)(i).

“Arbitration Panel” has the meaning set forth in Section 9.1(b)(i).

“Balance Sheet” means the consolidated balance sheet of the Company as of September 30, 2007.

“Basket” has the meaning set forth in Section 5.2.

“Benefit Plans” has the meaning set forth in Section 4.1(k)(i).

“Books and Records” means all records kept by the Company and its Subsidiaries in the Ordinary Course of Business.

“Business” means the business of processing, stocking, delivery, storage and sale of life sciences, molecular biology and research of biochemical products.

“Business Day” means a day other than a Saturday, Sunday or national holiday on which commercial banks in the State of Ohio are open for the transaction of commercial banking business.

“Certificate” has the meaning set forth in Section 2.3(a).

“Claiming Party” has the meaning set forth in Section 5.5.

“Close Corporation Agreement” means that Close Corporation Agreement dated as of September 29, 1998 among the Company and the other parties named therein as amended and joined as of the date hereof.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” has the meaning set forth in Section 4.1(k)(ii).

“Collective Bargaining Agreement” means any collective bargaining agreement and any and all other agreements, understandings, contracts, letters, side letters and contractual obligations of any kind, nature and description, oral or written, entered into between any “labor organization” (as defined in Section 2(5) of the National Labor Relations Act) and the Company or its ERISA Affiliates, which cover any employee.

“Common Equivalent Number” means the sum of (i) the number of Common Shares issued and outstanding immediately prior to the Effective Time (excluding the Common Shares cancelled pursuant to Section 2.2(b) hereof) and (ii) the number of Common Shares for which the portions of all issued and outstanding Options that are vested immediately prior to the Effective Time in accordance with the terms and conditions of employee stock option or compensation plans, agreements or arrangements of the Company (including portions that vest at the Effective Time as a result of the Merger) are exercisable.

“Common Holder” means a holder of one or more shares of Common Stock as of the date hereof.

“Common Share” means one share of common stock, no par value per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Employees” has the meaning set forth in Section 6.9(b).

“Company Intellectual Property” means all Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or operations or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that the changes or effects that are generally applicable to (i) the industries and markets in which the Company and its Subsidiaries operate; (ii) the United States or global economy or (iii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; provided, further, with respect to clauses (i)-(iii) only to the extent such changes or effects do not disproportionately affect the Company and its Subsidiaries; and provided, further that any adverse change or effect on the Company or its Subsidiaries resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby, shall also be excluded from the definition of Company Material Adverse Effect.

“Company Registered Intellectual Property” has the meaning set forth in Section 4.1(l)(iii).

“Company Transaction Expenses” has the meaning set forth in Section 9.14.

“Competitive Business” has the meaning set forth in Section 6.11(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Contract” means any contract, agreement, obligation, undertaking or instrument that is legally binding.

“Damages” has the meaning set forth in Section 5.1(a).

“Delaware Law” means the Delaware General Corporate Law.

“Disclosure Schedules” means the disclosure relating to the Company or the Shareholders specified in this Agreement that are delivered to Parent.

“Dispute” has the meaning set forth in Section 9.1(a).

“Disputing Party” has the meaning set forth in Section 9.1(b)(i).

“Effective Time has the meaning set forth in Section 2.1(a).

“Employee Agreements” has the meaning set forth in Section 4.1(k)(i).

“Employment Agreements” has the meaning set forth in the Recitals.

“Environmental Laws” has the meaning set forth in Section 4.1(p).

“Environmental Liabilities” means any Liabilities of the Company or any Subsidiary relating to the business conducted by the Company or any Subsidiary or any real property currently owned, leased or operated by the Company or any Subsidiary which Liabilities arise out of or relate to (a) Environmental Laws or Hazardous Substances and (b) actions occurring or conditions existing on or prior to the Closing Date.

“ERISA” has the meaning set forth in Section 4.1(k)(i).

“ERISA Affiliate” has the meaning set forth in Section 4.1(k)(i).

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the agreement among Parent, the Company, the Escrow Agent and the Shareholder Representative in substantially the form attached hereto as Annex B, subject to such administrative changes as may be required to be made by the Escrow Agent.

“Excess Special Revenues” has the meaning set forth in Section 2.6(c).

“Facilities” means all real property leased by Company, including buildings, driveways, walkways and parking areas and all easements, improvements, and all appurtenances thereto as listed on Schedule 4.1(t).

“Financial Statements” has the meaning set forth in Section 4.1(g).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, regulator, official or other instrumentality of the United States, or any country, state, county, city or other political subdivision.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, asbestos and asbestos-containing materials and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976 or any successor law and rules and regulations issued pursuant thereto.

“Income Tax” means any federal, state or local Tax which is based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains or minimum tax) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such Tax may be calculated is described in clause (i) of this definition.

“Incremental Employment Taxes” means any incremental employment taxes or similar contributions paid or payable by Parent, the Company or any Subsidiary as a result of the amounts paid to employees of the Company or any Subsidiary as contemplated by and in accordance with Section 6.1(h)(v)(B), calculated at the end of the applicable tax year.

“Indemnity Escrow Amount” has the meaning set forth in Section 2.5(a).

“Indemnity Escrow Fund” shall mean the Indemnity Escrow Amount plus any interest or other investment income accrued with respect thereto.

“Intellectual Property” means (i) patents and all proprietary rights associated therewith, (ii) trademarks, service marks, trade names, trade dress, domain names, brand names,

certification marks, and other similar indications of origin, together with all goodwill symbolized by and related to the foregoing, (iii) copyrights and copyrightable designs and all proprietary rights associated therewith, (iv) all proprietary inventions, trade secrets, processes, formulae, methods, schematics, drawings, blue prints, technology, know-how, computer software programs and applications, discoveries and improvements, (v) all registrations of any of the foregoing and all applications therefor and (vi) other proprietary information and materials.

“Knowledge” means an individual is actually aware of a fact or other matter.  The use of the term Knowledge as it relates to the Company means only the Knowledge of the Shareholders.

“Laws” means all laws (including common law), statutes, rules, regulations, ordinances, government policies and other pronouncements having the effect of law in any jurisdiction or multinational organization or any state, county, city or other political subdivision or of any government or Governmental or Regulatory Authority.

“Liability” or “Liabilities” means any or all obligations (whether to make payments, to give notices or to perform or not perform any action), commitments, contingencies and other liabilities of a Person (whether known or unknown, asserted or not asserted, whether absolute, accrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated, and whether due or to become due), and including, without limitation, any Damages.

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, encumbrance, lease, lien, option, right of use and other rights of other Persons, any conditional sale contract, title retention contract, or other encumbrance of any kind, including easements, conditions, reservations and restrictions.

“Material Contract” has the meaning set forth in Section 4.1(m).

“Material Permits” has the meaning set forth in Section 4.1(m).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.2(a).

“Merger Subsidiary” has the meaning set forth in the Preamble.

“Minimum Special Revenues” has the meaning set forth in Section 2.6(c).

“MOU” has the meaning set forth in Schedule 1.1.

“Necessary Intellectual Property” has the meaning set forth in Section 4.1(l)(i).

“Non-Income Tax” means any Tax other than an Income Tax.

“Notice of Dispute” has the meaning set forth in Section 2.6(b).

“Notice Party” has the meaning set forth in Section 5.5.

“Off-the-Shelf Software” has the meaning set forth in Section 4.1(l)(i).

“Ohio Law” means the Ohio General Corporation Law, Ohio Revised Code Chapter 1701.

“Option Consideration” has the meaning set forth in Section 2.4(a).

“Option Exercise Proceeds” means $47,250.00, which represents the aggregate exercise price of the Options cancelled in accordance with Section 2.4(a).

“Option Holder Consents” has the meaning set forth in Section 4.1(c).

“Order” means any legally enforceable writ, judgment, decree, injunction, award or other order of any Governmental or Regulatory Authority.

“Ordinary Course of Business” means an action taken by a Person if such action is in the ordinary course of business and consistent with the past practices of such Person (including, where applicable, with respect to pricing, quantity and frequency).

“Organizational Document” means (i) the articles or certificate of incorporation and the regulations or bylaws of a corporation; (ii) operating agreement, limited liability company agreement, or similar document governing a limited liability company; (iii) any charter, certificate of organization or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (iv) any amendment to any of the foregoing.

“Outbound Product Licenses” has the meaning set forth in Section 4.1(l)(ii).

“Outside Closing Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Indemnified Parties” has the meaning set forth in Section 5.1(a).

“Parent Plans” has the meaning set forth in Section 6.9(a).

“Permits” means all licenses, permits, consents, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Permitted Liens” has the meaning set forth in Section 4.1(w).

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, government, Governmental or Regulatory Authority or any other entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Price Allocation” has the meaning set forth in Section 6.10(c)(i).

“Quarterly Special Distribution” has the meaning set forth in Section 2.6(c).

“Reasonable Knowledge” has the meaning set forth in Section 4.1(l)(i).

“Related Agreements” means all agreements, certificates, instruments or other documents executed and/or delivered pursuant to or in connection with this Agreement by any Person.

“Restricted Period” has the meaning set forth in Section 6.11(a).

“Section 338(h)(10) Election” has the meaning set forth in Section 6.10(c)(i).

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Share” means one Common Share and “Shares” means all outstanding Shares at a particular time.

“Shareholder” or “Shareholders” has the meaning set forth in the Preamble.

“Shareholder Representative” has the meaning set forth in Section 9.15(a).

“Special Contract” has the meaning set forth on Schedule 1.1.

“Special Entities” has the meaning set forth on Schedule 1.1.

“Special Escrow Amount” has the meaning set forth in Section 2.5(b).

“Special Escrow Fund” means the Special Escrow Amount plus any interest or other investment income accrued with respect thereto.

“Special Revenues” has the meaning set forth in Section 2.6(a).

“Specified Representations” means the representations and warranties of the Company set forth in Sections 4.1(c) (Capitalization), 4.1(q) (Brokers), 4.1(r) (Taxes) and 4.1(x) (Close Corporation) and of the Shareholders contained in Sections 4.2(a) (Title to Shares) and 4.2(h) (Close Corporation Agreement).

“Subsidiary” or “Subsidiaries” means Anatrace, Inc. and/or USB Europe GmbH, each wholly owned subsidiaries of the Company.

“Surviving Corporation” has the meaning set forth in Section 2.1(b).

“Taxes” means (i) any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any taxing authority (whether domestic or foreign, including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)); and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a taxing authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Termination Date” has the meaning set forth in Section 5.1(c).

“Total Consideration” means $74,940,000 less (i) the amount set forth on Schedule 6.1(h)(v)(B) to the extent such amounts are paid or payable to employees as contemplated by and in accordance with Section 6.1(h)(v)(B), (ii) the Company Transaction Expenses identified on Schedule 9.14(a) as contemplated by and in accordance with Section 9.14(a) and (iii) any expenses as contemplated by and in accordance with Section 9.14(b).

“Total Special Distribution” has the meaning set forth in Section 2.6(c).

“Transactions” means the transactions contemplated by this Agreement and the Related Agreements, including the Merger.

“Transfer Taxes” has the meaning set forth in Section 6.7.

“Vector” has the meaning set forth in Section 4.1(q).

Section 1.2     Construction Principles.

(a)        Unless the context of this Agreement otherwise requires, (i) the terms “all” and “any” are meant to be inclusive in order to avoid using extended listings and examples, (ii) words of any gender include each other gender; (iii) terms defined using the singular or plural number also include the plural or singular number, respectively; (iv) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement; (v) the terms “Article,” “Section,” or “clause” refer to the specified Article, Section, or clause of this Agreement; (vi) when used, the term “including” means, including but not limited to.

(b)        Any representation or warranty herein as to the enforceability of a Contract (including this Agreement and any Related Agreement) will be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)        Whenever this Agreement refers to a number of days, unless otherwise specified, the number will refer to calendar days.

(d)        This Agreement is being entered into by and among competent and sophisticated parties who are experienced in business matters and represented by counsel and other advisors, and has been reviewed by the parties and their counsel and other advisors.  Therefore, any ambiguous language in this Agreement will not be construed against any particular party as the drafter of the language.

ARTICLE II

PURCHASE AND SALE

Section 2.1     The Merger.

(a)        Contemporaneously with the Closing, the Company and Merger Subsidiary shall file certificates of merger, in the applicable forms, with each of the Ohio Secretary of State and the Delaware Secretary of State and make all other filings or recordings required by Ohio Law and Delaware Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the certificates of merger, in the applicable forms, are duly filed with each of the Ohio Secretary of State and the Delaware Secretary of State or at such later time as may be agreed to in writing by the Company and Parent and specified in either of the certificates of merger.

(b)        At the Effective Time, and subject to the terms and conditions of this Agreement, Merger Subsidiary shall be merged with and into the Company in accordance with Ohio Law and Delaware Law, whereupon the separate existence of the Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

(c)        At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Ohio Law and Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and duties of the Company and Merger Subsidiary, all as provided in this Agreement and under the applicable provisions of Ohio Law.

Section 2.2     Conversion of Shares; Conversion of Merger Subsidiary Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or the holders of any of the following securities, the following shall occur:

(a)        Except as otherwise provided in Section 2.2(b) hereof and subject in all respects to Section 2.5 hereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Share to be canceled pursuant to Section 2.2(b) hereof) shall be canceled and extinguished and automatically converted into the right to receive an amount of cash, without interest, equal to (i) the Total Consideration, divided by (ii) the Common Equivalent Number.  The cash amount that is receivable in respect of each Share (including the cash amount withheld pursuant to Section 2.4(d) and Section 2.5 hereof) pursuant to this Section 2.2(a) is referred to herein as the “Merger Consideration.”

(b)        Each Share held by the Company as treasury stock or by any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished and no payment shall be made with respect thereto.

(c)        Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.3     Surrender and Payment.

(a)        Each holder of Shares that have been canceled and extinguished and automatically converted into the right to receive the Merger Consideration shall be entitled to receive, upon surrender to Parent of one or more certificates evidencing such Shares (the “Certificate”), the Merger Consideration payable for each Share represented by such Certificate.  Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.  In accordance with Article III, at the Closing, each Seller shall surrender the Certificates, and Parent shall pay the Merger Consideration with respect to, the Shares held by such Shareholder.

(b)        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid to Parent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or established to the satisfaction of Parent that such tax has been paid or is not applicable.

(c)        After the Effective Time, there shall be no further registration of transfers of Shares.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and extinguished and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

Section 2.4     Stock Options; Withholding Rights.

(a)        At or immediately prior to the Effective Time, each Option then issued and outstanding which is vested or shall become vested as a result of the Transactions, including the Merger, shall, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company, any Subsidiary of the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each Common Share subject to the vested portion thereof, equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option (such per share excess amount being hereinafter referred to as the “Option Consideration”) and all outstanding Options shall terminate and be cancelled at the Effective Time.  At the Effective Time, Parent shall, subject to Section 2.5 hereof, deliver to the Surviving Corporation, on behalf of the Option Holders, that portion of the Total Consideration that is equal to the aggregate Option Consideration, and, as promptly as reasonably practicable thereafter, the Surviving Corporation shall, subject to Section 2.4(b), pay the Option Consideration to the Option Holders.

(b)        Promptly following the Closing, Parent shall send to each Option Holder an acknowledgement letter which (A) shall require such Option Holder to acknowledge (x) the escrow arrangements pursuant to Section 2.5 hereof, and (y) the appointment of the Shareholder Representative as its attorney-in fact, as contemplated by Section 9.15 hereof, and (B) shall contain such other customary provisions as Parent may reasonably specify.  Subject to Section 2.5, each Option Holder shall be entitled to receive, upon delivery to Parent of a properly executed and completed letter of transmittal, the Option Consideration payable to such Option Holder as contemplated by Section 2.4(a) hereof.

(c)        Prior to the date of this Agreement, the Company has taken all action necessary to effect the terminations and cancellations anticipated by this Section 2.4 under any outstanding Options, including, but not limited to, any actions required by the applicable stock option plan or agreement.

(d)        Each of the Parent, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable to any person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law.  If Parent, the Surviving Corporation or the Escrow Agent so withholds and pays such amounts to the applicable Governmental or Regulatory Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Options in respect of which Parent, the Surviving Corporation or the Escrow Agent, as applicable, made such deduction and withholding.

Section 2.5     Escrow.

(a)        Notwithstanding Section 2.2(a) hereof and Section 2.4(a) hereof, an aggregate of $5,000,000 in cash shall be withheld from the aggregate amount payable to Common Holders in respect of Common Shares pursuant to Section 2.2(a) hereof and to Option Holders in respect of Options pursuant to Section 2.4(a) hereof.  Parent instead shall, at the Effective Time, deliver such amount to the Escrow Agent in immediately available funds by wire transfer deposit pursuant to the Escrow Agreement.  This amount initially deposited with the Escrow Agent is referred to herein as the “Indemnity Escrow Amount.”

(b)        Notwithstanding Section 2.2(a) and Section 2.4(a) hereof, and in addition to the cash amount specified in Section 2.5(a) hereof, an aggregate of $4,000,000 in cash shall be withheld from the aggregate amount payable to Common Holders in respect of Common Shares pursuant to Section 2.2(a) hereof and to Option Holders in respect of Options pursuant to Section 2.4(a) hereof.  Parent instead shall, at the Effective Time, deliver such amount to the Escrow Agent in immediately available funds by wire transfer deposit pursuant to the Escrow Agreement.  This amount initially deposited with the Escrow Agent is referred to herein as the “Special Escrow Amount.”

(c)        The portion of the Indemnity Escrow Amount and Special Escrow Amount contributed on behalf of each Common Holder and each Option Holder shall be in proportion to the aggregate portion of the Common Equivalent Number attributable to such Common Holder or Option Holder, as applicable.  Notwithstanding the foregoing or anything to the contrary contained herein, any distribution to the Common Holders and Option Holders pursuant to the Escrow Agreement shall be reduced by any amount payable to Vector and other expenses, including those of the Shareholder Representative, incurred in connection with such distribution.

(d)        The parties hereto acknowledge and agree that the Indemnity Escrow Amount and the Special Escrow Amount are owned by Parent for U.S. federal income tax purposes, until distributed pursuant to the terms hereof.  Accordingly, any income earned by the Indemnity Escrow Amount and the Special Escrow Amount will be treated as income of Parent.  In addition, the parties intend and hereby agree to treat a portion of any distributions from the Indemnity Escrow Account or the Special Escrow Amount to Common Holders as a payment of interest in accordance with Code §483.

Section 2.6     Release of Special Escrow Amount.

(a)        For purposes of determining the portion, if any, of the Special Escrow Amount available to Common Holders and Option Holders, Parent shall deliver to the Shareholder Representative and cause the payment required to be made by Section 2.6(c) to be made no later than the 30th Business Day after the end of each of the Company’s fiscal quarters ended March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008, an unaudited calculation of the consolidated net sales of the Company and its Subsidiaries attributable to products sold to or through any Special Entities (“Special Revenues”) for such quarter.  The calculation of Special Revenues by Parent shall be made in good faith and in accordance with GAAP and, to the extent not inconsistent with GAAP, in accordance with the

Company’s accounting policies and practices as applied to the Company’s audited financial statements for the year ended December 31, 2006, and shall be certified on behalf of Parent by Parent’s chief financial officer.  The costs and expenses of preparing the calculation of the Special Revenues shall be paid by Parent.

(b)        The Shareholder Representative and any consultants who are employed by the Shareholder Representative and are reasonably acceptable to Parent shall be granted reasonable access to the books, records and employees of Parent and its Affiliates as reasonably necessary in connection with the Shareholder Representative’s review of any calculation of Special Revenues, with such access being granted following the receipt by Parent of (i) a request for such access from the Shareholder Representative and (ii) if the Shareholder Representative elects to use a consultant, a confidentiality agreement in a form reasonably acceptable to Parent that has been duly executed and delivered by the Shareholder Representative, such consultant and Parent.  Within 15 Business Days after Parent first granting the Shareholder Representative access to Parent’s books, records and employees, the Shareholder Representative shall provide notice (a “Notice of Dispute”) to Parent in writing if, based on his review of Parent’s books, records and employees, he reasonably believes in good faith that Parent’s calculation of Special Revenues was not calculated in accordance with the method set forth in Section 2.6(a) and any such notice shall contain the Shareholder Representative’s calculation of Special Revenues in accordance with the method set forth in Section 2.6(a).  In any such case, the Shareholder Representative and Parent shall promptly discuss, in good faith, any such proposed changes to Parent’s calculation of the Special Revenues. If Parent and the Shareholder Representative are unable to reach a resolution on the amount of Special Revenues, then within fifteen (15) days of notice by either party to the other that it intends to invoke the procedures set forth in this Section 2.6(b), Parent and the Shareholder Representative shall each submit to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute. The Accounting Firm shall be a regionally or nationally recognized independent public accounting firm (other than Grant Thornton or Parent’s then-current auditors) reasonably acceptable to Parent and the Shareholder Representative.  The determination of such dispute by the Accounting Firm shall be final, binding and conclusive.  The fees and expenses of the Accounting Firm shall be paid as follows: (i) if the Accounting Firm determines that one party’s calculation of Special Revenues is final and binding, the fees and expenses of the Accounting Firm shall be paid by the other party or (ii) if neither party’s calculation is determined by the Accounting Firm to be final and binding, the fees and expenses of the Accounting Firm shall be paid by Parent and the Shareholder Representative with the Shareholder Representative’s share of such fees and expenses to be based on a fraction the numerator of which is the aggregate amount in dispute that is ultimately unsuccessfully disputed by the Shareholder Representative (as determined by the Accounting Firm) and the denominator is the aggregate amount in dispute.  If Parent has not received a Notice of Dispute within the period specified above in this Section 2.6(b), the Special Revenues, as calculated by Parent, shall be final and binding on each of the parties hereto.

(c)        No portion of the Special Escrow Amount shall be payable to Common Holders or Option Holders unless Special Revenues for 2008 exceed $1,500,000 (the “Minimum Special Revenues”), any such excess Special Revenues for 2008 being referred to herein as “Excess Special Revenues”.  If there are Excess Special Revenues for 2008, that portion of the Special Escrow Amount (but in no event more than the Special Escrow Amount)

equal to 1.6 times the amount of such Excess Special Revenues (the “Total Special Distribution”) shall be payable to Common Holders and Option Holders, ratably out of the Special Escrow Amount.  If and to the extent Excess Special Revenues have been recognized by the end of any fiscal quarter of 2008, that portion of the Total Special Distribution corresponding to the Excess Special Revenues earned during such quarter (the “Quarterly Special Distribution”) shall be paid by the Company concurrently with the delivery of the calculation of Special Revenues for such fiscal quarter, and in furtherance thereof, concurrently with the delivery of such calculation, Parent shall deliver to the Escrow Agent irrevocable instructions to release to the Common Holders and Option Holders, pursuant to the terms of the Escrow Agreement, their respective pro rata portion of the Special Escrow Amount relating to such Quarterly Special Distribution.  In the event that the amount of Special Revenues subsequently increases from the amount reflected on Parent’s calculation of Special Revenues for any quarter as a result of either a written agreement between Parent and the Shareholder Representative or the determination of the Accounting Firm, any required increase in the Quarterly Special Distribution for such quarter shall be carried over and paid with the next quarterly calculation of Special Revenues (or, in the case of the fourth fiscal quarter, promptly after such amount is agreed to or determined).  Parent and the Shareholder Representative shall promptly deliver to the Escrow Agent irrevocable instructions to release to the Common Holders and Option Holders, pursuant to the terms of the Escrow Agreement, their respective pro rata portion of the Special Escrow Amount relating to such increase in Special Revenues.  All payments to the Common Holders and Options Holders hereunder shall be accompanied by a pro rata portion of the interest and other investment income on the Special Escrow Amount through the date of such payment.  After the Quarterly Special Distribution, if any, for the fourth quarter of 2008 is finally determined by either written agreement of the Shareholder Representative or the Accounting Firm or there is such a final determination that there were less than an aggregate of $4,000,000 of Special Revenues for the year ended December 31, 2008, Parent and the Shareholder Representative shall promptly deliver to the Escrow Agent irrevocable instructions to release to Parent, pursuant to the terms of the Escrow Agreement, any remaining portion of the Special Escrow Fund.

(d)        Parent agrees that, from and after the Effective Time and continuing until December 31, 2008:

  (i)      Parent shall maintain and operate the Surviving Corporation as a separate and identifiable legal entity and shall maintain separate books and records for the Surviving Corporation to permit the calculation of Special Revenues in accordance with this Section 2.6;

 (ii)      Except for any product of the Parent existing on the date hereof that has been provided or sold to any Special Entity on or prior to the date hereof, no products similar to those sold by the Company or its Subsidiaries prior to the Effective Time shall be provided or sold to any Special Entity by Parent or any of its Affiliates other than the Surviving Corporation and its Subsidiaries;

(iii)      Parent shall, and shall cause the Surviving Corporation to, recognize and account for revenue in a manner consistent with GAAP and, to the extent not inconsistent with GAAP, in accordance with the accounting policies and practices of the Company as applied by the Company with respect to its audited consolidated financial statements for the year ended December 31, 2006;

(iv)      Parent shall in good faith cause the Surviving Corporation to conduct its business only in the Ordinary Course of Business relative to the Company’s contractual arrangements and course of dealing with the Special Entities, subject to such modifications and actions as are reasonably contemplated or to be reasonably expected by the terms and conditions set forth in the MOU, a true and complete copy of which was provided to Parent prior to the date of this Agreement;

 (v)      Parent shall provide the Surviving Corporation and its Subsidiaries with adequate working capital and capital funding to conduct its business; and

(vi)      If the Contracts with the Special Entities contemplated by the MOU are not executed prior to the Closing, Parent shall use its commercially reasonable best efforts to enter into such Contracts on terms consistent with the MOU as promptly as practicable.

(e)        For the avoidance of doubt, the Special Escrow Fund is the maximum aggregate amount payable to Common Holders and Option Holders pursuant to this Section 2.6, and no amount shall be payable to any Common Holder or Option Holder beyond such holder’s proportionate share of such amount.

Section 2.7     Surviving Corporation.

(a)        Articles of Incorporation.  The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Law; provided that, at the Effective Time, such articles of incorporation shall be amended as set forth in Annex A.

(b)        Regulations.  The Regulations of Merger Subsidiary in effect at the Effective Time shall be the Regulations of the Surviving Corporation until amended in accordance with applicable law.

(c)        Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III

CLOSING MATTERS

Section 3.1     Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the transactions set forth in this Agreement (the “Closing”) will take place beginning at 9:00 a.m. Eastern Standard Time at the offices of Walter & Haverfield LLP, The Tower at Erieview, 1301 E. Ninth Street, Suite 3500, Cleveland, Ohio, on the first Business Day after satisfaction or waiver of all conditions described in Article VII that are required to be satisfied prior to the Closing, or at any other time, date, and place as the parties may agree (the “Closing Date”).

Section 3.2     Closing Deliveries.

(a)        Deliveries of the Shareholders.  At the Closing, each Shareholder will deliver or cause to be delivered to Parent the following:

  (i)      certificates representing the Shares;

 (ii)      executed counterparts of the Escrow Agreement; and

(iii)      other duly executed documents, instruments and certificates required to be delivered by the Shareholders pursuant to the terms of this Agreement, including the documents required to be delivered pursuant to Section 7.2.

(b)        Deliveries by the Company.  At the Closing, the Company will deliver to Parent the following:

  (i)      certificates of good standing, dated not more than fifteen (15) days prior to the Closing Date, from the State of Ohio, and any other state where the nature of the Company’s activities and the failure to qualify would have a Company Material Adverse Effect;

 (ii)      a legal opinion of Walter & Haverfield LLP, Shareholders’ and the Company’s counsel, addressed to Parent opining on the matters set forth in Exhibit 3.2(b)(ii);

(iii)      a certificate of an officer of the Company certifying the matters set forth in Exhibit 3.2(b)(iii); and

 (iv)     other duly executed documents, instruments and certificates required to be delivered by the Company pursuant to the terms of this Agreement, including the documents required to be delivered pursuant to Section 7.2.

(c)        Deliveries by Parent and Merger Subsidiary.  At the Closing, Parent and Merger Subsidiary will deliver the following:

  (i)      payment of the Total Consideration as provided herein;

 (ii)      certificate of good standing or existence of Merger Subsidiary from the State of Delaware which will be dated not more than fifteen (15) days prior to the Closing Date;

(iii)      executed counterparts of the Escrow Agreement; and

 (iv)     other duly executed documents, instruments and certificates required to be delivered by Parent pursuant to the terms of this Agreement, including the documents required to be delivered pursuant to Section 7.3.

Section 3.3     Further Assurances and Cooperation.

(a)        Further Assurances.  Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a party’s reasonable request, the other party will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and assumption, and provide such materials and information and take such other actions as the other party may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated by this Agreement.

(b)        Access to Books and Records.

 (i)       After the Closing, Parent will afford the Shareholders, their respective counsel and accountants, during normal business hours, reasonable access to, the Books and Records in its possession with respect to periods through the Closing and the right to make copies and extracts therefrom to the extent that such access may be reasonably required by the requesting party in connection with (A) the preparation of Tax Returns, (B) any Tax audit or other proceeding relating to Taxes, (C) compliance with the requirements of any Governmental or Regulatory Authority, or (D) any actual or threatened action or proceeding.  Parent and the Surviving Corporation may not, for a period of seven (7) years after the Closing Date, destroy or otherwise dispose of any such books, records and other data unless (1) the Surviving Corporation will first offer in writing to surrender such books, records and other such data to the Shareholders and (2) the Shareholders do not agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

(ii)       After the Closing, each Seller and its Affiliates will hold, and will use its reasonable best efforts to cause accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and the

Subsidiaries, except to the extent that such information can be shown to have been (A) previously known on a nonconfidential basis by such Seller, (B) in the public domain through no fault of such Seller or its Affiliates or (C) later lawfully acquired by such Seller from sources other than those related to its prior ownership of the Company and the Subsidiaries.  The obligation of each Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(iii)      On and after the Closing Date, each Seller will afford promptly to Parent and its agents, in response to a request made in good faith, reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Parent in connection with any audit, investigation, dispute or litigation relating to the Company or any Subsidiary with respect to Income Taxes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1     Representations and Warranties of the Company.  The Company represents and warrants to Parent that:

(a)        Organization and Existence.  The Company and its Subsidiaries are each corporations or other entities duly incorporated, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization, with full power and authority to operate the Business and to carry on the Business as the Business is now conducted.  The Company and each of the Subsidiaries are qualified to do business as a foreign entity and are in good standing in each jurisdiction listed on Schedule 4.1(a).  Except as set forth on Schedule 4.1(a), the aforesaid jurisdictions are the only jurisdictions in which the nature of the Business requires qualification, except where the failure to be qualified would not have a Company Material Adverse Effect.  The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and regulations of the Company as currently in effect.

(b)        Subsidiaries.  Each Subsidiary is wholly owned by the Company.  Except for interests in its Subsidiaries, the Company does not own directly or indirectly any interest or investment in any Person.  Except as disclosed on Schedule 4.1(b), the shares of capital stock of the Subsidiaries are owned, directly or indirectly, by the Company or a Subsidiary of the Company, as applicable, free and clear of all Liens, other than restrictions imposed by Federal or state securities laws.

(c)        Capitalization.  Schedule 4.1(c) sets forth, as of the date hereof, the authorized, issued and outstanding capital stock of the Company and each of its Subsidiaries.  All the outstanding shares of capital stock of the Company and its Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  Except as described on Schedule 4.1(c) by type and owners (and, with respect to options, exercise price), there are no options, warrants, calls, convertible securities, exchangeable securities, rights, puts, commitments or agreements of any character, written or oral, obligating the Company or any of its Subsidiaries to issue, sell or cause to be issued, delivered, sold, any stock, or other voting securities or equity equivalents in the Company or any of its Subsidiaries.  Prior to the execution and delivery of this Agreement, the Option Holders executed and delivered written consents (the “Option Holder Consents”) consenting to the treatment of the Options as set forth in Section 2.4, including the cancellations contemplated by Section 2.4, in full satisfaction of any obligations of the Company pursuant to such Options and each Option Holder Consent is a valid and binding instrument of the Option Holder named therein, enforceable against such Option Holder in accordance with its terms.  The treatment of the Options as set forth in Section 2.4, including the cancellations contemplated thereby, can be validly effected and shall be enforceable against the holders of the Options in full satisfaction of any obligations under such Options.  All Options were granted with an exercise price equal to the fair market value of the Shares subject thereto on the grant date.  No appraisal, dissenters’ or other similar rights under Ohio Law or any other applicable Law shall apply to the Merger or the other Transactions contemplated hereby.

(d)        Authority and Approval.  (i)  The Company has the power to enter into this Agreement and each of the Related Agreements to which it is to be a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is to be a party, and the consummation by the Company of the transactions contemplated herein and therein, including the Merger, have been duly authorized by all required action on the part of the Company and the holders of its capital stock.  The affirmative votes of the holders of a majority of the outstanding Shares are the only votes of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger.

(ii)       At a meeting duly called and held, or in an action by unanimous written consent, the Company’s Board of Directors has (A) unanimously determined that this Agreement is advisable, and that this Agreement and the Merger are fair to and in the best interests of the stockholders of the Company, (B) unanimously approved and adopted this Agreement and the transactions contemplated hereby, and (C) unanimously resolved to recommend approval and adoption of this Agreement by the shareholders of the Company.  Concurrently with the execution of this Agreement, the Company has obtained the irrevocable approval and adoption of this Agreement and the irrevocable approval of the Transactions, including the Merger, pursuant to an Action by Unanimous Written Consent signed by each of the Shareholders, in accordance with the applicable provisions of Ohio Law and the Company’s Organizational Documents.  This Agreement has been duly executed and delivered by the Company and, when executed and delivered by the Company, the Related Agreements to which the Company is to be a party will have been duly executed and delivered by the Company.  This Agreement is, and each of the Related Agreements to which the Company is to be a party when executed and delivered by the Company will be, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

(e)        No Conflict.  Except as set forth on Schedule 4.1(e), the execution and delivery by the Company of this Agreement and each of the Related Agreements to which it is to be a party, and the Company’s compliance with the terms and conditions hereof and thereof, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not (i) conflict with any of, or require any consent of any Person that has not been obtained under, the Company’s or any of its Subsidiaries’ Organizational Documents, (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to the Company or any of its Subsidiaries, (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the termination, cancellation, acceleration or other change of any right or obligation of Seller or the Company or any Subsidiary or the performance required by, or require any consent, authorization, or approval under, or give rise to a loss of any benefit to which a Seller or the Company or any Subsidiary is entitled under any Permit or any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective assets or property is subject, or (iv) result in the creation of any Lien upon the assets or property of the Company or any of its Subsidiaries, except in the case of (iii) or (iv) as would not affect the ability of the Company to consummate the transactions contemplated by this Agreement.

(f)         Consents, Governmental Approvals and Filing.  Except as disclosed in Schedule 4.1(f), no consent, authorization, approval or action of, filing with, notice to, or exemption from any Person or Governmental or Regulatory Authority on the part of the Company or any of its Subsidiaries is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which the Company is to be a party or the consummation of the transactions contemplated hereby or thereby, except (i) the filing of the certificates of merger, in the applicable forms, with each of the Ohio Secretary of State and the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and (iii) where the failure to obtain any such consent, approval or action, to make any such filing, to give any such notice or obtain any such exemption would not affect the validity or enforceability against the Company of this Agreement or such Related Agreements or affect the ability of the Company to consummate the transactions contemplated by this Agreement.

(g)        Financial Statements.  The Company has furnished Parent with copies of the Company’s audited and unaudited consolidated financial statements listed on Schedule 4.1(g) (collectively, the “Financial Statements”).  Except as set forth on Schedule 4.1(g), the Financial Statements (i) fairly present (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments and footnote disclosures) in all material respects the consolidated financial condition and results of operations, and cash flow of the Company and its Subsidiaries at and as of the dates thereof and for the periods covered thereby and (ii) were prepared in accordance with GAAP, consistently applied (except as otherwise noted therein).

(h)        No Undisclosed Liabilities.  There are no Liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than (i) performance obligations under contracts listed in the Disclosure Schedules or entered into in the Ordinary Course of the Business; (ii) Liabilities provided for in the Balance Sheet or specifically disclosed in the notes thereto; (iii) other Liabilities incurred in the Ordinary Course of the Business since the date of the Balance Sheet to the extent such Liabilities would be permitted by Section 6.1 if taken after the date hereof; (iv) Liabilities disclosed on Schedule 4.1(h); and (v) Liabilities of a type which would be required to be disclosed by another representation or warranty under this Section 4.1 but for a specific materiality threshold or qualification based upon Knowledge, in each case as specifically set forth in such other representation or warranty.

(i)         Legal Proceedings.  Except as disclosed in Schedule 4.1(i), as of the date hereof:

 (i)       There is no pending or, to Company’s Knowledge, threatened, action, suit, claim, demand, arbitration, litigation, proceeding or investigation of any Governmental or Regulatory Authority against or, to the Company’s Knowledge, affecting the Company or any of its Subsidiaries; and

(ii)       There are no Orders outstanding against the Company or any of its Subsidiaries.

(j)         Compliance with Laws and Orders.  Except as disclosed in Schedule 4.1(j) or as would be required to be disclosed by another representation or warranty under this Section 4.1 but for a specific materiality threshold or qualification based upon Knowledge, in each case as specifically set forth in such other representation or warranty, the Company and each of its Subsidiaries is and has been in compliance with and has not been given notice of any violation of any applicable Law.

(k)        Employee Benefit Plans.

 (i)       Schedule 4.1(k)(i) sets forth a list (1) of all material employee benefit plans (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), policies, agreements or arrangements, maintained or contributed to by, or for which liability arises to, the Company, or by any trade or business, whether or not incorporated, which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA (an “ERISA Affiliate”) or other Affiliates (“Benefit Plans”) and (2) all employment (other than at-will offers with no severance or term of employment), retention, option, consulting and severance agreements between the Company or any of its Subsidiaries and any current or former employee or consultant of the Company or any of its Subsidiaries (“Employee Agreements”).  True and complete copies of all Benefit Plans and Employee Agreements, including all amendments to date, have been made available to Parent by the Company.

(ii)       Except as set forth in Schedule 4.1(k)(ii), with respect to each Benefit Plan:  (1) if intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and nothing has occurred to the Knowledge of the Company since the date of such determination that would materially adversely affect such qualification or exempt status; (2) such plan has been administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code; (3) no disputes are pending or, to the Knowledge of the Company, threatened that would reasonably be expected to give rise to material liability on the part of the Company or any of its Subsidiaries; (4) no Benefit Plan has, to the Knowledge of the Company, engaged in a prohibited transaction (within the meaning of ERISA §406 or Code §4975) that would reasonably be expected to give rise to material liability on the part of the Company or any of its Subsidiaries; (5) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full and (6) no Benefit Plan is a “Multiemployer Plan” within the meaning of ERISA §§3(37) or 4001(a)(3) or a “Multiple Employer Plan” within the meaning of Code §413(c).

(iii)      Except as set forth in Schedule 4.1(k)(iii), no Benefit Plan has incurred an accumulated funding deficiency, as defined in ERISA §302 or Code §412, whether or not waived as of the last day of the most recent fiscal year of such Benefit Plan ended prior to the Closing Date nor has there been any application for waiver for the minimum funding standards imposed by Code §412.

 (iv)     Except as disclosed in Schedule 4.1(k)(iv), with respect to each Benefit Plan that is a “welfare plan” (as defined in ERISA §3(1)), no such plan provides medical or death benefits with respect to current or former employees of the Company or its Subsidiaries beyond their termination of employment (other than to the extent required by applicable law).

  (v)     Except as set forth in Schedule 4.1(k)(v), no liability under Title IV of ERISA or ERISA §302 has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liabilities for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

 (vi)     None of the Company or any ERISA Affiliates does now or has ever maintained or contributed to, or been required to contribute to, or has any liabilities with respect to, any defined benefit plan, any plan subject to Title IV of ERISA, any multiemployer plan (as defined in Section 3(37) of ERISA) or any multiple employer plan.

(vii)     The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Benefit Plan or Employee Agreement.

(viii)    There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Code §280G.

  (ix)     Except as set forth on Schedule 4.1(k)(ix), the Company (or any Subsidiary) is not party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Code §409A.  Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Code §409A and the applicable notices and proposed and/or final regulations thereunder.

(l)         Intellectual Property.

 (i)       As used in this Section 4.1(l), the “Reasonable Knowledge” of the Company means, with respect to a fact or other matter, that (A) the Company is actually aware of such fact or other matter, or (B) the Company should reasonably have known of such fact or other matter, following reasonable inquiry and due diligence under the circumstances.  To the Reasonable Knowledge of the Company, the Company and/or its Subsidiaries own or otherwise have sufficient rights to use all material  Intellectual Property necessary to conduct the Business as currently conducted (“Necessary Intellectual Property”).  Consummation of the transactions contemplated by this Agreement will not encumber, impair or extinguish any rights of the Company or its Subsidiaries in the Necessary Intellectual Property, excluding any off-the-shelf software licensed to the Company and/or its Subsidiaries that is generally available commercially on nondiscriminatory terms (“Off-the-Shelf Software”).  Except as disclosed on Schedule 4.1(l)(i), there are no claims pending or threatened in writing (or otherwise threatened, to the Company’s Reasonable Knowledge) against the Company or its Subsidiaries by any third party (1) challenging or seeking to deny or restrict the rights of the Company or any of its Subsidiaries in any Necessary Intellectual Property or (2) alleging that any Intellectual Property right of any third party is infringed or otherwise violated by the Business as currently conducted or by any services or products offered by the Company or its Subsidiaries.

(ii)       To the Reasonable Knowledge of the Company, (A) the Company and its Subsidiaries are the sole and exclusive owners of the Company Intellectual Property, free and clear of any Lien; and (B) there are no agreements entered into between the Company or its Subsidiaries and third parties that materially restrict the disclosure, use, license or transfer of the Company

Intellectual Property or the Necessary Intellectual Property, by the Company and its Subsidiaries or by their respective assigns and successors, except in each case (1) use licenses, label licenses, and similar licenses that customarily accompany the sale of patented products or materials, in each case as may be granted to the Company or its Subsidiaries as the result of the Company’s or its Subsidiaries’ purchase of materials, products and services in the Ordinary Course of Business, or (2) as set forth in the agreements listed in Schedule 4.1(l)(ii).  No third party has been granted any material current or contingent license right by the Company and/or its Subsidiaries to utilize any material Company Intellectual Property, except in each case (x) use licenses, label licenses, and similar licenses that customarily accompany the sale of patented products or materials, in each case as may be granted by the Company or its Subsidiaries as the result of the Company’s or its Subsidiaries’ sale of materials, products and services in the Ordinary Course of Business (“Outbound Product Licenses”), or (y) as set forth in the agreements listed in Schedule 4.1(l)(ii).  None of the Company Intellectual Property has been adjudged invalid, unenforceable, or not infringed; there are no proceedings or third party claims pending or threatened in writing (or otherwise threatened, to the Company’s Reasonable Knowledge) challenging the scope, validity, or enforceability of any of the Company Intellectual Property;  and, to the Reasonable Knowledge of the Company, all of the Company Intellectual Property is valid and enforceable (except for any rejections contained in Office actions received in still-pending patent and trademark applications).  To the Reasonable Knowledge of the Company, none of the Company Intellectual Property is being infringed in any material respect by a third party.

(iii)      Schedule 4.1(l)(iii) sets forth a list of all U.S. and foreign (1) issued patents and patent applications, (2) trademark registrations and applications (including domain name registrations), and (3) copyright registrations and applications, included in the Company Intellectual Property (“Company Registered Intellectual Property”).  Except as disclosed on Schedule 4.1(l)(iii), all applications for Company Registered Intellectual Property and all registrations for Company Registered Intellectual Property are subsisting, and all annuity, maintenance, renewal and other fees necessary to maintain any Company Registered Intellectual Property are current.  Except as disclosed on Schedule 4.1(l)(iii), effective written assignments constituting an unbroken, complete chain-of-title from the original owner(s) to the Company or its Subsidiaries have been obtained with respect to all of the Company Registered Intellectual Property and have been duly recorded with the appropriate governmental authorities.

 (iv)     Schedule 4.1(l)(iv) lists all agreements under which the Company or its Subsidiaries are granted any material license right with respect to the Intellectual Property of any third party that constitutes Necessary Intellectual Property, excluding Off the Shelf Software and any other use licenses, label licenses, and similar licenses that customarily accompany the sale of patented products or materials, in each case as may be granted to the Company or its Subsidiaries as the result of the Company’s or its Subsidiaries’ purchase of materials, products and services in the Ordinary Course of Business.  To the Reasonable Knowledge of the Company, each such agreement is in full force and effect, and the Company has in all material respects performed its obligations thereunder.

   (v)    Except for Company Intellectual Property that has become publicly available or known through patenting, the publication of a patent application, or inherently through the sale, distribution, or support in the Ordinary Course of Business of products or methods incorporating Company Intellectual Property, the Company and its Subsidiaries have used reasonable commercial efforts to maintain the confidentiality of all Company Intellectual Property.

  (vi)    None of the Company or any of its Subsidiaries has given to any Person an indemnity in connection with any Intellectual Property, other than indemnities (1) that, individually or in the aggregate, could not result in liability to the Company in excess of $500,000; or (2) under Contracts disclosed in Schedule 4.1(l)(vi).

 (vii)    All products sold by the Company or its Subsidiaries and covered by a patent, trademark or copyright included in the Company Intellectual Property have been marked with appropriate notices to the extent legally required in order to collect damages for infringement.

(viii)    To the extent that any Company Intellectual Property has been developed or created by any party (including any current or former employee of the Company or any of its Subsidiaries) for the Company or any of its Subsidiaries, the party has assigned exclusive ownership to the Company and/or its Subsidiaries with respect thereto.

  (ix)     No third party possesses any current or future contingent rights with respect to any source code that is a material part of the software included in the Company Intellectual Property.  Except as set forth in Schedule 4.1(l)(ix), no Governmental or Regulatory Authority, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

(m)       Material Contracts.  Schedule 4.1(m) contains true and complete lists of all of the following Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof (each a “Material Contract”):

   (i)     All leases (whether of real or personal property) providing for annual rentals of $25,000 or more;

  (ii)     All agreements for the purchase of materials, supplies, goods, services, equipment or other assets providing for either annual payments by the Company and the Subsidiaries of $50,000 or more or aggregate payments to the Company and the Subsidiaries of $50,000 or more;

 (iii)     All sales, distribution or other similar agreements providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provide for either annual payments by the Company and the Subsidiaries of $25,000 or more or aggregate payments to the Company and the Subsidiaries of $25,000 or more;

  (iv)    All partnership, joint venture or other similar agreements or arrangements;

   (v)    All agreements relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

  (vi)    All agreements that have provisions that limit the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area;

 (vii)    All agreements with any Affiliate of the Company or  any shareholder, director or officer of the Company or any Affiliates, “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934) of any such shareholder, director or officer;

(viii)    All Collective Bargaining Agreements;

  (ix)              All Contracts relating to any indebtedness for borrowed money (including, loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property;

   (x)     All Contracts (whether exclusive or otherwise) with any sales agent, representative, franchisee, dealer or distributor, in each case, accounting for at least $100,000 in consolidated net revenues to the Company in any of the last three completed fiscal years or projected to account for at least $100,000 in consolidated net revenues to the Company in 2007 or 2008;

  (xi)     All Contracts with any Governmental or Regulatory Authority;

 (xii)     All material Contracts granting rights to the Company and/or its Subsidiaries to use proprietary technology constituting Necessary Intellectual Property (other than Contracts granting rights to use readily available commercial software that is generally available on nondiscriminatory pricing terms);

(xiii)     Any Contract with any Special Entity (as to which, the Company represents and warrants that the Contracts contained in the definition of “Special Contract” are the only Contracts between the Company or any Subsidiary with any Special Entity);

(xiv)    All other Contracts not of the type covered by any of the other items of this Section 4.1(m) involving money or property and an obligation in excess of $25,000 in the aggregate in any period of 12 consecutive months which are not terminable by the Company on less than ninety (90) days’ notice without penalty (other than Benefit Plans); and

 (xv)    True and correct copies of the Material Contracts have been provided to Parent.  Except as set forth in Schedule 4.1(m), (1) each Material Contract is in full force and effect, and is valid, binding and enforceable obligation of the Company or its Subsidiary party thereto, (2) Company or its Subsidiary party thereto has performed and is performing all obligations required to be performed by it under the Material Contracts and (3) no default exists (nor has any condition or event occurred or been threatened that, after notice or passage of time, or both, would constitute a default) on the part of the Company or its Subsidiary party thereto or, to the Knowledge of the Company, on the part of any other Person under any of the Material Contracts.

(n)        Permits.  Schedule 4.1(n) lists each Permit of the Company or any Subsidiary necessary to conduct the Business as currently conducted (the “Material Permits”), together with the name of the Governmental Authority issuing such Permit.  Except as set forth on Schedule 4.1(n), (i) the Company or its Subsidiaries own or possess all Material Permits, (ii) all such Material Permits are in full force and effect, (iii) the Company and its Subsidiaries have complied with the terms and conditions of such Material Permits and have not received written notice of violation or proposed revocation or termination of any such Permit, and (iv) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, such Material Permits.

(o)        Insurance.  All insurance policies in effect on the date hereof maintained by the Company or any of its Subsidiaries covering the assets, operations, employees, officers or directors of the Company and its Subsidiaries are set forth on Schedule 4.1(o).  All such policies are in full force and effect, all premiums due thereunder up through the Closing Date have or will be paid, no written notice of cancellation or termination has been received with respect to any such insurance, and there is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  True and correct copies of such policies have been provided to Parent.

(p)        Environmental.  Except as set forth in Schedule 4.1(p), (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws relating to the environment, human health and safety, pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials (collectively, “Environmental Laws”) and have obtained and are in compliance with all Permits required for the operation of the Company or its Facilities and relating to Environmental Laws; (ii) none of the Company or any of its Subsidiaries has received notice of or is the subject of any actions, causes of action, claims, investigations, demands, proceedings, complaints or notices by any person alleging liability under or non-compliance with or relating to any Environmental Law; (iii) no Hazardous Substance has been disposed of, released or discharged by the Company or its Subsidiaries at, on, under or within the currently owned, leased or operated real property of the Company or its Subsidiaries; (iv) no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is present at, on or under any property owned, leased or operated by the Company or any Subsidiary which were under the control of or in existence as a result of actions by the Company or any Subsidiary; (v) no property owned, leased or operated by the Company or any Subsidiary nor any property to which the Company or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to Seller’s Knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder) or on any similar federal, state or foreign list of sites requiring investigation or clean up; (vi) neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any property in New Jersey or Connecticut; (vii) there are no Environmental Liabilities; and (viii) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary which has not been delivered to Parent.

(q)        Brokers.  Except for Vector Securities International LLC (“Vector”), whose fees and expenses will be paid as provided in Sections 2.5(c) and 9.14, no broker, finder, investment banker or other intermediary has been retained by or is otherwise authorized to act on behalf of the Company or any Subsidiary who might be entitled to any brokerage commission, finder’s fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

(r)         Taxes.

 (i)       Except as disclosed in Schedule 4.1(r)(i), each of the Company and its Subsidiaries has (1) timely filed all material Tax Returns (as hereinafter defined) required to be filed by any of them (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects when filed and (2) paid, or withheld and remitted, all Taxes shown to be due on such Tax Returns.

(ii)       Except as disclosed in Schedule 4.1(r)(ii), (A) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the books of the Company and its Subsidiaries are adequate in accordance with GAAP to cover Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books; (B) since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, none of the Company or its Subsidiaries has engaged in any transaction, or taken any other action, that would give rise to a Tax liability other than in the Ordinary Course of Business; and (C) all information set forth in the Balance Sheet (including notes thereto) relating to Tax matters is true and complete.

(iii)                   Except as disclosed in Schedule 4.1(r)(iii), (1) all Tax Returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended December 31, 2003 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (2) none of the Company or any of its Subsidiaries is delinquent in the payment of any Tax or has requested any extension of time within which to file any Tax Return and has not yet filed such Tax Return; (3) none of the Company or any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; (4) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and (5) there are no written requests for rulings or determinations in respect of any Tax pending between any Company or any of its Subsidiaries and any taxing authority.

(iv)                  Except as disclosed in Schedule 4.1(r)(iv), no unresolved written claim has been made by a taxing authority that the Company or any of its Subsidiaries is or may be subject to Taxes in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns.

 (v)                  Except as disclosed in Schedule 4.1(r)(v), (1) none of the Company or any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group; (2) none of the Company or any of its Subsidiaries is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Taxes”; (3) no amount of the type described in clause (ii) or (iii) of the definition of “Taxes” is currently payable by the Company or any of its Subsidiaries regardless of whether such Tax is imposed on the Company or any of its Subsidiaries; and (4) none of the Company or any of its Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(vi)                  Except as disclosed in Schedule 4.1(r)(vi), none of the Company or any of its Subsidiaries is a party to any understanding or arrangement described in Code §6662(d)(2)(C)(ii), or in a “reportable transaction” within the meaning of Treasury Regulations §1.6011-4.

 (vii)    Except as disclosed in Schedule 4.1(r)(vii), (1) none of the Company or any of its Subsidiaries will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Code §481(c) (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period; and (2) none of the Company or any of its Subsidiaries will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any distributions in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes and any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Code §460(b)).

(viii)    Except as disclosed in Schedule 4.1(r)(viii), none of the Company or any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

  (ix)     Except as disclosed in Schedule 4.1(r)(ix), there are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries which are not provided for in the Financial Statements, except Liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.

   (x)     (1)       Except as disclosed in Schedule 4.1(r)(x), Company is, and has been since the date of its incorporation, a qualified and validly electing “S corporation” within the meaning of Code §1361(a).  The Company has made a valid election under Subchapter S of the Code to which all Persons who were shareholders of the Company on the date of the election gave their (and if necessary each shareholder’s spouse gave his or her) consent and such election became effective.  The Company has had in effect and has maintained a valid “qualified subchapter S subsidiary” election pursuant to Code §1361(b)(3) with respect to the Anatrace, Inc.  USB Europe GmbH is a C Corporation.  The Company has not in the past ten years:  (A) acquired assets from another corporation in a transaction in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

(2)       On and following the date of incorporation of the Company and through the date hereof, (A) the only authorized and outstanding shares of capital stock of the Company have been the Shares; (B) no Person other than an individual, trust or estate has been the record or beneficial owner of the Shares (or any interest therein); (C) not more than 100 individuals, trusts or estates have been the record or beneficial owners of Shares (or any interest therein) at any time; (D) no Person who has been the record or beneficial owner of any Shares (or any interest therein), or such Person’s spouse, has been a nonresident alien within the meaning of Code §1361(b)(1)(C) or a dual resident taxpayer within the meaning of Treasury Regulations §301.7701(b)-7(a)(1); (E) the Company has not been an “ineligible corporation” within the meaning of Code §1361(b)(2); (F) the Company has not issued or entered into any restricted stock, deferred compensation or profit-sharing plans, call options, warrants or similar instruments with respect to its stock, other than those referred to in Section 4.1(c), stock appreciation rights, convertible debt instruments, stock-based employee incentive plans, or other similar instruments, obligations or arrangements; (G) the Company has not issued or entered into any indebtedness other than indebtedness which constitutes “straight debt” within the meaning of Code §1361(c)(5) and Treasury Regulations §1.1361-1(l)(5); (H) except for the Close Corporation Agreement, neither the Company nor any Person who has been the record or beneficial owner of any Shares with respect to the Company (or any interest therein) has entered into any binding agreements relating to rights to distributions and liquidation proceeds in respect of the Shares, or any other agreement with respect to the Shares, including, but not limited to, buy-sell agreements, agreements restricting the transferability of Shares, or redemption agreements; (I) the Company has not acquired the assets of any other corporation in a transaction described in Section 381(a) of the Code; and (J) the Company has not owned any stock (including any instrument or interest that constitutes stock for U.S. federal income tax purposes) of any corporation and has not entered into any partnership, joint venture, marketing or other similar contract or arrangement with any Person.

(s)        Absence of Certain Changes.  Except as described on Schedule 4.1(s) or as contemplated by this Agreement, since September 30, 2007, (i) the Company and its Subsidiaries have conducted the Business in the Ordinary Course of Business, (ii) the Company and its Subsidiaries have not taken any action that would be prohibited by Section 6.1 if taken after the date hereof and (iii) there has not occurred a Company Material Adverse Effect or an event, development or state of circumstances that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(t)         Facilities.

  (i)      The only real property owned or leased by the Company or any of its Subsidiaries are the Facilities.  Schedule 4.1(t) lists all such Facilities.

 (ii)      To the Knowledge of the Company, there exists no condemnation, eminent domain or similar proceedings pending or contemplated or threatened with respect to the Facilities.

(iii)      Except as disclosed in Schedule 4.1(t), neither the Company nor any of its Subsidiaries has made any Contract for any disposition of,

or given any Person an option to purchase, lease or otherwise acquire, all or any part of the Facilities.

 (iv)     Except as disclosed in Schedule 4.1(t), the Company is in exclusive possession of the Facilities and there are no tenancies of others affecting the Facilities.

  (v)     To the Knowledge of the Company, the Facilities are not subject to any special assessments and there are no proposed or pending special assessments that would affect the Facilities.

(u)        Employee Matters.

  (i)      Schedule 4.1(u) lists all current employees and consultants of the Company and its Subsidiaries as of the date immediately prior to the date of execution of this Agreement and their base salary, target bonus, location, and other compensation.  To the extent any current employees of the Company or any of its Subsidiaries are on leave of absence as of the date immediately prior to the date of execution of this Agreement, Schedule 4.1(u) so indicates.

 (ii)      Except as set forth on Schedule 4.1(u), (1) there is no unfair labor practice complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, before any Governmental or Regulatory Authority; (2) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and there has been none during the last three years; (3) there has been no charge of discrimination filed or, to the Knowledge of the Company, threat of a charge of discrimination against Company or any of its Subsidiaries with any Governmental or Regulatory Authority; (4) there is no active, pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding under the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the National Labor Relations Act or any other Law relating to employees of the Company or any of its Subsidiaries.

(iii)      Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding, or similar agreement, with a labor union or organization.  None of the employees of the Company or any of its Subsidiaries is represented by any union or works council with respect to his or her employment by the Company or such Subsidiary.

(v)        Suppliers and Customers.  Schedule 4.1(v) sets forth a true and complete list of (i) the top ten (10) suppliers for the Company and its Subsidiaries during the fiscal year ended December 31, 2006 and the nine months ended September 30, 2007, in terms of consolidated gross expenses of the Company during such periods, and (ii) the top ten (10)

customers (including distributors) in consolidated gross revenue of the Company during the fiscal year ended December 31, 2006 and the nine months ended September 30, 2007, indicating the amount of gross revenues for which each such customer was accountable.  Except as set forth on Schedule 4.1(v), as of the date hereof, none of the Persons listed on Schedule 4.1(v) has notified the Company or any of its Subsidiaries in writing (or to the Company’s Knowledge has otherwise notified the Company or its Subsidiaries) that it will cease doing business with the Company or its Subsidiaries or will adversely change its business relationship with the Company or its Subsidiaries.

(w)       Title and Condition of Tangible Assets.  Except as set forth in Schedule 4.1(w), each of the Company and its Subsidiaries has good and marketable title to all of its material tangible assets and properties and a valid leasehold interest in and right to use all material property that is subject to any leases, free and clear of all Liens, except for the following (collectively, “Permitted Liens”):  (1) zoning, building, land use and other similar restrictions imposed by any Law of any Governmental or Regulatory Authority; (2) any Liens for Taxes not yet due and payable or due but not delinquent or due and being contested in good faith and, in each case, for which adequate accruals have been established on the Company Balance Sheet; (3) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens arising in the Ordinary Course of Business; (4) with respect to any real property, any defects, easements, rights of way, restrictions, covenants, claims or other similar charges, in each case which do not materially detract from the value or materially interfere with the use of such real property; and (5) Liens in favor of the landlords under the leases of real property to which the Company or any of its Subsidiaries is a party for sums not yet due and payable.  All material tangible assets and all material equipment owned or leased by the Company or its Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, consistent with the age thereof, subject to routine maintenance consistent with industry standards and are adequate for the purpose intended.  The tangible assets and properties of the Company and its Subsidiaries comprise all of the tangible assets used or held for use by the Company and the Subsidiaries and are all the tangible assets and properties necessary for the operation of the Business as presently conducted.

(x)        Close Corporation.  Since the Company’s inception, it has and continues to operate in compliance with Ohio Law and in compliance with the Close Corporation Agreement and has no amounts owing to any present or past shareholders nor will have any amounts owing to any such shareholders, in their capacities as such, following the consummation of the Transactions, except as specifically referenced in this Agreement.  By virtue of the Merger, the Close Corporation Agreement will terminate and have no further effect with respect to the Company.

(y)        EXCLUSIVITY OF REPRESENTATIONS.  THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THIS SECTION 4.1 ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS SECTION 4.1, THE COMPANY MAKES NO REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER.

Section 4.2     Representations and Warranties of Shareholders.  Each Shareholder, severally and not jointly, represents and warrants to Parent as to such Shareholder that:

(a)        Title to Shares.  Such Shareholder owns the Shares purported to be owned by him on Schedule 4.1(c), free and clear of all Liens, other than restrictions imposed by Federal or state securities laws.

(b)        Authority and Approval.  Such Shareholder has the power to enter into this Agreement and each of the Related Agreements to which it is to be a party and to perform its obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by such Shareholder and, when executed and delivered by such Shareholder, the Related Agreements to which such Shareholder is to be a party will have been duly executed and delivered by such Shareholder.  This Agreement is, and each of the Related Agreements to which such Shareholder is to be a party when executed and delivered by such Shareholder will be, the valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms.

(c)        No Conflict.  The execution and delivery by such Shareholder of this Agreement and each of the Related Agreements to which it is to be a party, and such Shareholder’s compliance with the terms and conditions hereof and thereof, and the consummation by such Shareholder of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to such Shareholder, (ii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any material contract to which such Shareholder  is a party or by which it is bound or to which any of its assets or property is subject or (iii) result in the creation of any Lien upon the assets or property of such Shareholder, except in each case as would not affect the ability of such Shareholder to consummate the transactions contemplated by this Agreement.

(d)        Consents, Governmental Approvals and Filing.  Except such consents as have been obtained pursuant to the Close Corporation Agreement, no consent, authorization, approval or action of, filing with, notice to, or exemption from any Person or Governmental or Regulatory Authority on the part of such Seller is required in connection with the execution, delivery and performance of this Agreement by such Seller or any Related Agreements to which such Seller is to be a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing, to give any such notice or obtain any such exemption would not affect the validity or enforceability against such Seller of this Agreement or such Related Agreements or affect the ability of such Seller to consummate the transactions contemplated by this Agreement.

(e)        Legal Proceedings.

(i)        There are no lawsuits or arbitrations pending or, to the Knowledge of such Shareholder, threatened against such Shareholder as would reasonably be expected (1) to adversely affect the validity or enforceability of this Agreement or any of the Related Agreements against such Seller or materially affect the ability of such Seller to consummate the transactions contemplated by this Agreement, or (2)  result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement

(ii)       There are no Orders outstanding against such Shareholder which would be reasonably expected to adversely affect the ability of such Shareholder to consummate the transactions contemplated by this Agreement.

(f)         Brokers.  No broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

(g)        Ownership.  Each Shareholder represents and warrants, severally, as to himself or herself, as follows:  (i) during the period that such Shareholder has been the owner of any Shares, no Person other than such Seller or such Seller’s spouse is or has been the beneficial owner of the Shares owned by such Shareholder (or any interest therein), (ii) neither such Shareholder nor such Shareholder’s spouse is or has been a nonresident alien within the meaning of Code §1361(b)(1)(C) or a dual resident taxpayer within the meaning of Treasury Regulation §301.7701(b)-7(a)(1), and (iii) such Shareholder has not entered into any binding agreements relating to rights to distributions and liquidation proceeds in respect of the Shares, or any other agreement with respect to the Shares, including, but not limited to, buy-sell agreements, agreements restricting the transferability of Shares, or redemption agreements.

(h)        Close Corporation Agreement.  Such Shareholder is in compliance with all terms of the Close Corporation Agreement, has been in compliance with such terms since becoming a party to the Close Corporation Agreement and will remain in compliance with such terms upon the consummation of the transactions contemplated under this Agreement.

(i)         EXCLUSIVITY OF REPRESENTATIONS.  THE REPRESENTATIONS AND WARRANTIES OF SUCH SELLER SET FORTH IN THIS SECTION 4.2 ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY SUCH SELLER.  SUCH SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE COMPANY OR ANY OF ITS SUBSIDIARIES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS SECTION 4.2, SUCH SELLER MAKES NO REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER.

Section 4.3     Representations and Warranties of Parent.  Parent hereby represents and warrants to Company and the Shareholders that:

(a)        Organization and Existence.  Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to own, lease, and operate its business and properties and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted.

(b)        Authority and Approval.  Each of Parent and Merger Subsidiary has the power to enter into this Agreement and each of the Related Agreements to which it is to be a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Related Agreements to which it is to be a party, and the consummation by Parent and Merger Subsidiary of the transactions contemplated herein and therein, have been duly authorized by all required action on the part of Parent and Merger Subsidiary.  This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, when executed and delivered by Parent or Merger Subsidiary, as applicable, the Related Agreements to which Parent or Merger Subsidiary is to be a party will have been duly executed and delivered by each of Parent or Merger Subsidiary, as applicable.  This Agreement is, and each of the Related Agreements to which Parent or Merger Subsidiary is to be a party when executed and delivered by Parent or Merger Subsidiary, as applicable, will be, the valid and binding obligations of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with their respective terms.

(c)        No Conflict.  The execution and delivery by Parent and Merger Subsidiary of this Agreement and each of the Related Agreements to which each is to be a party, and Parent’s and Merger Subsidiary’s compliance with the terms and conditions hereof and thereof, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby, do not and will not (i) conflict with any of, or require any consent of any Person that has not been obtained under, either Parent’s or Merger Subsidiary’s Organizational Documents, (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to Parent or Merger Subsidiary, (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any contract to which Parent or Merger Subsidiary is a party or by which either is bound or to which any of either’s assets or property is subject, or (iv) result in the creation of any Lien upon the assets or property of Parent or Merger Subsidiary, except in each case as would not have a material adverse effect on Parent or materially adversely affect the validity or enforceability of this Agreement against Parent or Merger Subsidiary or materially adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement.

(d)        Legal Proceedings.

 (i)       There are no lawsuits or arbitrations pending or, to the Knowledge of Parent, threatened against Parent or Merger Subsidiary as would reasonably be expected (1) to adversely affect the validity or enforceability of this Agreement or any of the Related Agreements or adversely affect the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement, or (2) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

(ii)       There are no Orders outstanding against Parent or Merger Subsidiary which would reasonably be expected to adversely affect the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

(e)        Consents, Governmental Approvals and Filing.  No material consent, authorization, approval or action of, filing with, notice to, or exemption from any Person or Governmental or Regulatory Authority on the part of Parent or Merger Subsidiary is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which Parent or Merger Subsidiary is to be a party or the consummation of the transactions contemplated hereby or thereby, except (i) the filing of the certificates of merger, in the applicable forms, with the Ohio Secretary of State and the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and the requirements of any comparable foreign act the parties reasonably agree is applicable, and (iii) where the failure to obtain any such consent, approval or action, to make any such filing, to give any such notice or obtain any such exemption would not affect the validity or enforceability against Parent or Merger Subsidiary of this Agreement or such Related Agreements or affect the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

(f)         Brokers.  No broker, finder or investment banker, other than Deutsche Bank Securities, Inc. whose fees shall be paid by Parent, is entitled to any brokerage commission, finder’s fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any Affiliate of Parent.

(g)        Sufficient Funds.  As of the date hereof, Parent has, and as of the Closing Parent will have, sufficient funds available to enable it to consummate the transactions contemplated by this Agreement.

(h)        Interim Operations Of Merger Subsidiary.  Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Merger Subsidiary (i) has not conducted, and will not prior to the Effective Time conduct, any business and (ii) has no, and prior to the Effective Time will have no, assets or liabilities, except in either case, in connection with the transactions contemplated by this Agreement.  All of the outstanding capital stock of Merger Subsidiary is owned directly by Parent.

(i)         Investment Purpose.

Parent is acquiring the Shares for its own account as principal, with no view to any resale or distribution of any of the Shares or any beneficial interest in any Shares, and Parent has no present intent, agreement or understanding to sell, pledge or otherwise dispose of any Shares or any beneficial interest in any Shares to any other person. Parent understands that the Shares have not been registered under the Securities Act of 1933, as amended, (the “Act”), or applicable state securities laws, and therefore the Shares may not be sold or otherwise transferred unless they are registered under the Act and any applicable state securities law or unless an exemption from such registration is available.

(j)         Investigation by the Parent and Merger Sub.  In entering into this Agreement, the Parent and Merger Sub:

  (i)      acknowledge that, except as otherwise expressly provided herein, none of Shareholders, the Company, or any of their respective directors, officers, employees, shareholders, Affiliates, agents, advisors or representatives makes or shall be deemed to have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any estimates, projections, forecasts or other forward-looking information) provided or made available to Parent or Merger Subsidiary or their respective agents or representatives (including in any management presentations, information or offering memorandum, supplemental information or other materials or information);

 (ii)      acknowledge that each has had the opportunity to visit with the Company and its Subsidiaries and meet with their respective officers, employees, agents, advisors and representatives to discuss their business and affairs; and

(iii)      agree, to the fullest extent permitted by law, that none of the Shareholders, the Company, or any of their respective directors, officers, employees, shareholders, Affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Parent or Merger Subsidiary on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any oral or written information provided or made available to the Parent or Merger Subsidiary, except that the foregoing limitations shall not apply (i) to the Company to the extent that the Company makes the specific representations and warranties set forth in Section 4.1 of this Agreement (but always subject to the limitations and restrictions contained herein), (ii) to any Seller to the extent such Seller makes the specific representations and warranties set forth in Section 4.2 of this Agreement (but always subject to the limitations and restrictions contained herein) or (iii) to the extent of Parent’s indemnification rights pursuant to Article V.   For the avoidance of doubt, the foregoing shall not relieve the Company or any Seller for any liability for fraud.

ARTICLE V

INDEMNIFICATION

Section 5.1     Indemnity Escrow Fund.

(a)        From and after the Closing, the Indemnity Escrow Fund less any amounts thereof previously paid out pursuant to this Section 5.1 shall be available to indemnify Parent, the Surviving Corporation and each of their officers, directors and Affiliates (the “Parent Indemnified Parties”) for any and all losses, damages, costs, obligations, liabilities and reasonable expenses (including, whether involving a third party or a claim solely between the parties hereto, reasonable expenses of investigation and reasonable fees and disbursements of counsel, environmental consultants, engineers or other professionals) (“Damages”) in respect of which such Parent Indemnified Parties may be indemnified under this Article V and as provided in the Escrow Agreement.

(b)        Following the Closing the indemnification provisions of this Article V and resort to the Indemnity Escrow Fund as provided in this Article V and the Escrow Agreement shall be the sole and exclusive remedy of Parent Indemnified Parties for any breach of or inaccuracy in any representation or warranty made by the Company or any Seller contained in this Agreement or the Related Agreements or any breach or non-performance by any Seller or the Company of any covenant or agreement to be performed by any of them pursuant to this Agreement or the Related Agreements.

(c)        After the first anniversary of the Closing Date (the “Termination Date”), any funds remaining in the Indemnity Escrow Fund shall be distributed to the Common Holders and Option Holders in accordance with the terms of the Escrow Agreement; provided, however, there may be retained in the Indemnity Escrow Fund the amount of all pending claims for indemnification under this Article V by any Parent Indemnified Party, until resolution of any such pending claim.

Section 5.2     Indemnification of Parent Indemnified Parties.  Subject to the other provisions of this Article V and the terms and conditions of the Escrow Agreement, from and after the Closing, each Parent Indemnified Party shall be indemnified solely, subject to Section 5.3, from the Indemnity Escrow Fund, with respect to all other claims, in each case for any and all Damages suffered or incurred by such Parent Indemnified Party arising out of or relating to:

(a)        any breach by the Company or any Seller of, or failure by the Company or any Seller to perform, any of their respective covenants or other agreements set forth in this Agreement;

(b)        any breach of or inaccuracy in any warranty or representation of the Company or any Seller contained in this Agreement, notwithstanding the fact that a Parent Indemnified Party had knowledge of the breach, event or circumstance giving rise to the Damages or waived any closing condition relating thereto and, except with respect to the representation and warranty contained in Section 4.1(s)(iii), without regard to any qualification or exception contained therein relating to materiality or Company Material Averse Effect;

(c)        Company Transaction Expenses (to the extent such expenses were not deducted from the Total Consideration in accordance with Section 2.5(c) or Section 9.14) and Incremental Employment Taxes; and

(d)        without duplication of any amounts described in Section 5.2(a) or 5.2(b), all Taxes of the Company and its Subsidiaries relating or apportioned to any Pre-Closing Tax Period, but in the case of Non-Income Taxes, only to the extent such Non-Income Taxes exceed the Company’s liability for current Non-Income Taxes payable as of the Closing Date, determined in accordance with the same principles used in preparing the Balance Sheet;

provided, however, that, with respect to indemnification for breaches or inaccuracies of representations and warranties pursuant to Section 5.2(b), or with respect to any breach or failure to comply with the covenants or agreement contained in Section 6.1, a Parent Indemnified Party shall be indemnified only in the event that the aggregate amount (without duplication) of Damages suffered or incurred by all Parent Indemnified Parties with respect to all such matters, in the aggregate, exceeds $500,000 (the “Basket”) (with no individual claim aggregating to the Basket if the Damages suffered or incurred with respect to such claim are less than $5,000) and then only to the extent of such excess, other than the following items for which any Parent Indemnified Party shall be indemnified from the first dollar: all Damages sustained, incurred, or accrued as a result of or arising out of any breach or inaccuracy of the Specified Representations.  Any payment to be paid out of the Indemnity Escrow Fund pursuant to this Section 5.2 shall be made pursuant to the terms and conditions of the Escrow Agreement and Article II.  The Common Holders and Option Holders shall not have any right of contribution from the Surviving Corporation or Parent or any of their Affiliates with respect to any Damages claimed by a Parent Indemnified Party.

Section 5.3     Indemnification by Sellers.  Subject to the terms of the provisions of Article V, from and after the Closing, each Parent Indemnified Party shall be indemnified by each Seller severally and not jointly and only to the extent of such Seller’s proportionate part of the Total Consideration for any Damages, without duplication of any amounts recovered pursuant to Section 5.1, arising out of or relating to:

(a)        (i)  breaches or inaccuracies of such Seller’s representations and warranties contained in the Specified Representations, (ii) breaches of such Seller’s covenants contained in Section 6.2 or any other covenant of such Seller contained in this Agreement to be performed in whole or part after the Closing and (iii) fraudulent breaches of such Seller’s other representations and warranties contained in Section 4.2; and

(b)        (i)  breaches or inaccuracies of any of the representations and warranties of the Company contained within the Specified Representations, (ii) fraudulent breaches of the Company’s other representations and warranties contained in Section 4.1, (iii) Company Transaction Expenses (to the extent such expenses were not deducted from the Total Consideration in accordance with Section 2.5(c) or Section 9.14) and Incremental Employment Taxes, and (iv) all Taxes of the Company and its Subsidiaries relating or apportioned to any Pre-Closing Tax Period, but in the case of Non-Income Taxes, only to the extent such Non-Income Taxes exceed the Company’s liability for current Non-Income Taxes payable as of the Closing Date, determined in accordance with the same principles used in preparing the Balance Sheet.

For the avoidance of doubt, the parties agree that the Indemnity Escrow Fund shall not be the sole and exclusive remedy with respect to the items described in this Section 5.3.

Section 5.4     Tax Refunds or Credits; Apportionment.  Parent and the Company and its Subsidiaries:

(a)        shall promptly pay to Sellers any refunds or credits of Taxes apportioned to any Pre-Closing Period for which Parent receives indemnification under Section 5.2 (excluding, for the avoidance of doubt, carryforwards).  For purposes of this Section 5.4(a), the term “refund” shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset and receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash. Upon the reasonable request of any Seller, Parent shall prepare and file, or cause to be prepared and filed, at the Sellers’ cost and expenses, all claims for refunds relating to such Taxes; provided, however, that Parent shall not be required to file such claims for refund to the extent such claims for refund would, as determined by Parent in its sole discretion, affect the Company in an adverse way in future periods or to the extent the claims for refund relate to a carryback of an item. Parent shall be entitled to all other refunds and credits of Taxes; provided, further, it will not allow the amendment of any Tax Return relating to any Taxes for a period ending on or prior to the Closing Date or the carryback of an item to a period ending prior to Closing without Sellers’ consent (which shall not be unreasonably withheld).

(b)        In order to appropriately apportion any income taxes relating to any taxable year beginning before and ending after the Closing Date, the parties hereto shall apportion such income taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period by a closing of the Company’s and its Subsidiaries’ books, consistent with their past practice for reporting items, except that exemptions, allowances or deductions that are calculated on a time basis, such as the deduction for depreciation, shall be apportioned on a time basis.  In order to appropriately apportion any non-income taxes relating to any taxable year beginning before and ending after the Closing Date, the parties hereto shall apportion such non-income taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows:  (A) ad valorem taxes (including real and personal property taxes) and franchise and other privilege Taxes shall be multiplied by a fraction (x) the numerator of which is the number of calendar days in the period for which such taxes are levied that are in the applicable Pre-Closing Tax Period or Post-Closing Tax Period and (y) the denominator of which is the number of calendar days in the period for which such taxes are levied; and (B) all Taxes relating to actions outside the Ordinary Course of Business occurring after the Closing on the Closing Date shall be apportioned to the Post-Closing Tax Period.

Section 5.5     Notice and Determination of Claims.  If there occurs an event which a Parent Indemnified Party (a “Claiming Party”), asserts is an indemnifiable event pursuant to this Article V, the Claiming Party shall notify the Sellers (with copy to the Escrow Agent) (the “Notice Party”) promptly.  A notice of a claim will describe in reasonable detail the nature of the claim, including an estimate of the amount of Damages that have been or may be suffered or incurred by the Indemnified Party attributable to such claim (to the extent reasonably ascertainable at such time), the basis of the Claiming Party’s request for indemnification under this Agreement and all information in the Claiming Party’s possession relating to such claim.  If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the Claiming Party will give such Notice Party prompt written notice of such claim or the commencement of such action or proceeding, but in any event within ten (10) Business

Days after receipt of such claim or notice or commencement of any such action or proceeding.  Such notice shall be a condition precedent to any obligation to indemnify hereunder; provided, however, that the failure to provide prompt notice as provided herein will not eliminate the right to indemnification hereunder except to the extent that such failure prejudices the Notice Party hereunder.  In case any such third party action shall be brought against any Claiming Party and it shall notify the Notice Party of the commencement thereof, the Notice Party, shall be entitled to participate therein and, to the extent that it shall wish, and solely with respect to claims involving monetary damages, to assume the defense thereof, with counsel reasonably satisfactory to the Claiming Party and, after notice from the Notice Party to the Claiming Party of such election so to assume the defense thereof, the Claiming Party shall not be entitled to be indemnified for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof.  The Claiming Party agrees to cooperate fully with the Notice Party and its counsel in the defense against any such asserted liability.  The Claiming Party shall have the right to participate at its own expense in the defense of such asserted liability.  No Notice Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Claiming Party (A) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Claiming Party of a release from all liability in respect to such claim, (B) if such judgment or settlement would result in the finding or admission of any violation of Law, or (C) if as a result of such consent or settlement injunctive or other equitable relief would be imposed against the Claiming Party.

Section 5.6    Lost Profits and Other Damages.

(a)        Any amount of Damages paid to, for or on behalf of any Claiming Party pursuant to this Article V shall be reimbursed to the indemnifying party if and to the extent Claiming Party has actually recovered payment for such Damages under an applicable insurance policy or from a third party alleged to be responsible for such Damages (up to the amount of Damages received by the Claiming Party, net of expenses incurred in collecting such amounts, but not to exceed the amount of such Damages actually paid by the indemnifying party).  For the avoidance of doubt, Parent shall have no obligation to any person to make any claims under any insurance policies or against third parties as a result of this Section.

(b)        Notwithstanding anything to the contrary contained herein, in no event shall any Claiming Party be entitled to be indemnified for or make a claim for lost profits or other consequential, indirect, incidental, special or punitive damages (except to the extent any such claim relates to Damages required to be paid to one or more third parties).

Section 5.7    Survival of Representations, Warranties and Covenants.  All representations and warranties of the Company and the Shareholders shall terminate on the Termination Date, and after the Termination Date, no claim shall be made for breach of or inaccuracy in any such representation or warranty; provided that the Specified Representations shall survive until the latest date permitted by law.  The covenants and agreements of the Company and the Shareholders contained in this Agreement (i) to be fully performed prior to the Closing Date shall terminate on the Termination Date (and no claim shall be made for any breach of such covenant after the Termination Date) other than the covenant contained in Section 6.2, which shall survive until the latest date permitted by law, and (ii) to be performed in whole or part after the Closing Date shall survive the Closing until the latest date permitted by law or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter periods, breaches thereof shall survive until the latest date permitted by law.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach shall have been given to the party against whom such indemnity or other claim with respect thereto may be sought prior to such time.

Section 5.8    Resolution of Indemnification Disputes.  If a Notice Party disputes or contests the basis or amount of any indemnification claim by a Claiming Party in accordance with the provisions of this Article V, the dispute will be resolved in accordance with Section 9.1.

Section 5.9    Adjustment to Total Consideration.  Any amount paid by the Sellers or Parent under this Article V will be treated for Tax purposes as an adjustment to the Total Consideration.

ARTICLE VI

CERTAIN COVENANTS

Section 6.1    Conduct of Pending Closing.  The Company covenants and agrees that, except (i) as expressly permitted or required by this Agreement; (ii) as disclosed in Schedule 6.1; or (iii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, from the date hereof until the Closing Date:

(a)        the Business shall be conducted only in the Ordinary Course of Business and the Company shall use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its existing foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its customers, distributors, lenders, suppliers and others having material business relationships with it, (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the Ordinary Course of Business and (vi) make capital expenditures consistent with Schedule 6.1(a);

(b)        none of the Company or any of its Subsidiaries will amend its Organizational Documents (whether by way of merger, consolidation or otherwise);

(c)        none of the Company or any of its Subsidiaries shall (i) split, combine or reclassify its capital stock; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares (other than distributions to the Shareholders in an aggregate amount not to exceed $650,000); (iii) permit the exercise of any Options or issue or sell or authorize the issuance or sale of any additional shares of, or securities convertible into or exchangeable for shares of, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock or (iv) redeem, purchase or otherwise acquire directly or indirectly any shares of its capital stock;

(d)        except for (i) the sale of inventory in the Ordinary Course of Business, (ii) the disposal of obsolete equipment and other non-usable property in the Ordinary Course of Business, and (iii) the acquisition of inventory, raw materials, supplies and assets needed for production in the Ordinary Course of Business, none of the Company or its Subsidiaries shall acquire, sell, lease or dispose of any assets, securities, properties or interests;

(e)        incur any capital expenditures or any obligations or liabilities in respect thereof other than those set forth in Schedule 6.1(a);

(f)        none of the Company or any of its Subsidiaries shall:  (i) incur or assume any long-term or short-term debt for borrowed money or any guarantees thereof or issue any debt securities, except for borrowings shown on Balance Sheet and except for borrowing under existing lines of credit in the Ordinary Course of Business in amounts up to an additional $500,000, after providing advance written notice thereof to Parent; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the Ordinary Course of Business in an aggregate amount not material to the Company and its Subsidiaries taken as a whole; (iii) make any loans, advances or capital contributions to, or investments in, any other Person other than in the Ordinary Course of Business, or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien with respect to any such asset, other than Permitted Liens;

(g)        none of the Company or any of its Subsidiaries shall (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any Subsidiary or any of their respective Affiliates from engaging or competing in any line of business, in any location or with any Person, (ii) enter into, amend or modify in any material respect or renew or terminate any Material Contract, except that the Company or any Subsidiary may take such actions with respect to any Material Contract (other than the Special Contract, other distribution agreements, supply agreements, licenses (other than Outbound Product Licenses) and leases) if such action is in the Ordinary Course of Business, or (iii) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries, except that the Company or any Subsidiary may take such actions (other than with respect to the Special Contract, other distribution agreements, supply agreements, licenses (other than Outbound Product Licenses) and leases) if such action is in the Ordinary Course of Business (notwithstanding the foregoing, nothing herein shall prohibit the Company or any of its Subsidiaries from entering into Contracts with the Special Entities contemplated by the MOU (subject to obtaining Parent’s consent, such consent not to be unreasonably withheld));

(h)        none of the Company or any of its Subsidiaries shall (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company or any Subsidiary, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any Subsidiary, (v) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any Subsidiary, other than (A) annual merit increases and bonuses in the Ordinary Course of Business to employees (other than the Shareholders) in amounts not more than as set forth in Schedule 6.1(h)(v)(A) or (B) amounts paid to employees of the Company (other than the Shareholders and the Option Holders) in individual amounts and an aggregate amount not to exceed such amounts set forth in Schedule 6.1(h)(v)(B) (provided that such aggregate amount shall be deducted from Total Consideration);

(i)         none of the Company or any of its Subsidiaries shall settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any Subsidiary, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(j)         make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any Tax Returns or file claims for Tax refunds, enter any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(k)        none of the Company or any of its Subsidiaries shall acquire (by merger, consolidation or acquisition of stock or assets) any Person or division thereof or any equity interest therein;

(l)         none of the Company or any of its Subsidiaries shall adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(m)      none of the Company or any of its Subsidiaries shall materially change any of the accounting methods used by it unless required by GAAP or applicable Law; and

(n)        none of the Company or any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

Section 6.2    Sellers’ Interim Covenants.  Each Seller covenants and agrees that, except as contemplated by this Agreement, such Seller shall not pledge or otherwise encumber any of the Shares owned by such Seller, transfer such Shares or agree to do any of the foregoing.

Section 6.3    Access.  The Company and its Subsidiaries shall afford Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Closing Date or the date of termination of this Agreement to it and its properties and Books and Records and shall use their reasonable best efforts to furnish to Parent such additional financial and operating data and other information as to their businesses and properties as Parent or its duly authorized representatives may from time to time reasonably request.  Parent will hold any such information in confidence in accordance with the provisions of that certain Mutual Non-Disclosure Agreement between Parent and the Company dated September 21, 2007 (the “Confidentiality Agreement”).  No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or any Seller hereunder.

Section 6.4    [RESERVED].

Section 6.5    Reasonable Best Efforts, Etc.  Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including making any required filing with or notification to, and obtaining (and to cooperating with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental or Regulatory Authority and any other third party which is required in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Parent and the Company shall make appropriate filings under the HSR Act and under with respect to the transactions contemplated by this Agreement within 15 Business Days (or such later date as the parties may agree in writing) after the date of this Agreement.  Concurrently with the filing of the notification under the HSR Act or as soon as thereafter as practicable, Parent and the Company shall request early termination of the waiting period under the HSR Act.

Section 6.6    Announcement.  None of the Company or Parent will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other, except as may be required by applicable Law or stock exchange regulation.  Notwithstanding anything in this Section 6.6 to the contrary, the Company and Parent will, to the extent practicable, consult with each other before issuing, and provide each other a reasonable prior opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby, whether or not required by applicable Law or stock exchange regulation.

Section 6.7    Transfer Taxes.  Notwithstanding anything to the contrary contained herein, the Sellers shall be responsible for the timely payment of all sales (including bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement (“Transfer Taxes”).  The Sellers shall prepare and in a timely manner file all Tax Returns in respect of Transfer Taxes; provided, however, that, if required by applicable law, Parent will join in the execution of any such Tax Returns.  Parent and the Sellers shall reasonably cooperate with each other in attempting to minimize Transfer Taxes.  Parent shall provide to the Sellers, and the Sellers shall provide to Parent, all exemption certificates with respect to Transfer Taxes that may be required under applicable Law. Such certificates shall be in the form, and shall be signed by the proper party, as provided under applicable Law.

Section 6.8    Assumption of Guarantees and Contracts.  Parent agrees that it or a subsidiary will, effective upon the Closing, assume in writing on terms satisfactory to the Shareholders, all guarantees by any Shareholder of indebtedness or any other obligation of the Company  or any of its Subsidiaries and all contracts or agreements under which any Shareholder has otherwise agreed to be liable for any indebtedness or other obligations of the Company or any of its Subsidiaries, all as set forth on Schedule 6.8.  From and after the Closing, Parent will indemnify and hold harmless the Shareholders from any and all Damages relating to such guarantees, indebtedness or other obligations.

Section 6.9    Employee Benefits.

(a)        Parent agrees that, effective as of the Closing Date and until the first anniversary of the Closing Date, Parent shall provide the Company Employees with base salary in amounts no less than the base salary of the Company Employees in effect at the date hereof and other employee benefits substantially comparable in the aggregate to those provided to similarly situated employees of Parent; provided that Company Employees shall receive the same health benefits as are in effect at the date hereof through December 31, 2008. With respect to any employee benefits that are provided to Company Employees under Parent’s employee benefit plans (“Parent Plans”), service accrued by Company Employees during employment with the Company and its Subsidiaries prior to the Closing Date shall be recognized for purposes of eligibility and vesting (other than with respect to equity plans) and, for purposes of vacation and severance plans, of benefit accrual, to the same extent recognized by the Company and its Subsidiaries immediately prior to the Closing Date, except to the extent necessary to prevent duplication of benefits. With respect to any medical, dental or other welfare benefits that are provided at any time to Company Employees under Parent Plans, any applicable pre-existing condition exclusions and waiting periods (except to the extent such limitations or waiting periods are already in effect with respect to such employees and have not been satisfied under the comparable Benefit Plan immediately prior to the Closing Date) shall be waived, and, to the extent Company Employees are moved to Parent Plans providing health coverage prior to January 1, 2009, Parent shall use reasonable efforts to provide Company Employees with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

(b)        For purposes of this Section 6.9, the term “Company Employees” shall mean all employees of the Company and its Subsidiaries as of the Closing, including those on lay off, disability or paid or unpaid leave of absence.

(c)        The Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) plans sponsored or maintained by the Company unless Parent provides written notice to the Company at least five days prior to the Effective Time that any such 401(k) plan shall not be terminated.  The Company shall provide to Parent prior to the Effective Time evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Company’s Board of Directors, which resolutions shall be reasonably satisfactory to Parent.

Section 6.10  Tax Matters

(a)        Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns for each of the Company and its Subsidiaries for all periods ending after the Closing Date.  In the case of Tax Returns for periods starting on or before the Closing Date and ending after the Closing Date, Parent shall provide each Seller with an opportunity to review and comment on such Tax Returns no less than thirty (30) days prior to the due date thereof.  Parent shall make, or cause to be made, any changes to such Tax Returns that relate solely to the Pre-Closing Tax Periods reasonably requested by any Seller.  The Sellers shall prepare and file, or cause to be prepared and filed, all Tax Returns for each of the Company and its Subsidiaries for all periods ending on or before the Closing Date.  In the case of Tax Returns for periods ending on or before the Closing Date (but due after the Closing Date), the Sellers shall provide Parent with an opportunity to review and comment on such Tax Returns no less than thirty (30) days prior to the due date thereof.  The Sellers shall make, or cause to be made, any changes to such Tax Returns that relate solely to the Post-Closing Tax Periods reasonably requested by Parent.  All Tax Returns required to be filed by the Sellers on or after the Closing Date with respect to the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period (i) will be filed when due in accordance with all applicable laws and (ii) as of the time of filing, will be true and complete.  As soon as practicable, but in any event within fifteen (15) days after any Seller’s or Parent’s request, as the case may be, Parent shall deliver to each Seller or the Sellers shall deliver to Parent, as the case may be, such information and other data relating to the applicable Tax Returns and Taxes of the Company and its Subsidiaries and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all applicable Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable each Seller, Parent or the Company or their respective Subsidiaries to satisfy their accounting or Tax requirements.  Parent will, and will cause the Company or its Affiliates to, join in the execution of any such Tax Returns and other reasonable documentation relating to Taxes.

(b)        Notwithstanding any other provision of this Agreement or the Escrow Agreement, whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes relating to a Tax period that ends on or before the Closing Date for which Parent is entitled to indemnification under this Agreement, Parent shall promptly inform Sellers, and Sellers shall have the right to participate in all audits and proceedings and to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Parent is entitled to indemnification under this Agreement. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which any Seller is entitled to indemnification under this Agreement, Parent shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Parent is entitled to indemnification under this Agreement.

(c)        (i)           The Sellers agree to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the Company and its Subsidiaries (a “Section 338(h)(10) Election”), and to file such election in accordance with applicable regulations.  The

Section 338(h)(10) Election shall properly reflect the Price Allocation (as hereinafter defined) with respect to the Company and its Subsidiaries.  Within sixty (60) days after the Closing Date, Parent shall deliver to the Sellers a statement with respect to the Company (the “Allocation Statement”) allocating the ADSP (as such term is defined in Treasury Regulations Section 1.338-4) (the “Aggregate Deemed Sales Price”) of the assets of the Company in accordance with the Treasury regulations promulgated under Section 338(h)(10) of the Code.  The Parent and the Sellers agree that the Allocation Statement shall be prepared in accordance with the principles set forth on Schedule 6.10(c)(i).  The Sellers shall have the right to review the Allocation Statement.  If within thirty (30) days after receipt of the Allocation Statement the Seller notifies Parent in writing of any disagreement with one or more items reflected in the Allocation Statement, Parent and the Sellers will negotiate in good faith to resolve such dispute.  If Parent and the Sellers fail to resolve such dispute within thirty (30) days, such dispute shall be resolved by a nationally recognized accounting firm with no material relationship with Parent, the Sellers or their Affiliates (the “Accounting Referee”), chosen and mutually acceptable to Parent and the Sellers within five (5) days of the date on which the need to choose the Accounting Referee arises.  The Accounting Referee shall determine the appropriate resolution of the disputed item and, if necessary, shall appropriately revise that Allocation Statement.  The Accounting Referee shall resolve any disputed items within thirty (30) days pursuant to such procedures as it may require.  The costs, fees and expenses of the Accounting Referee shall be borne equally by Parent and the Sellers.  If the Sellers do not respond within thirty (30) days, or upon resolution of the disputed items, the allocation reflected on each such Allocation Statement (as such may have been adjusted) shall be the “Price Allocation” and shall be binding on the parties hereto.  The Sellers and Parent agree to act in accordance with each such Price Allocation in the preparation, filing and audit of any Tax Return.

(ii)         If an adjustment is made with respect to the Total Consideration pursuant to Section 5.9, the Allocation Statement shall be adjusted accordingly and as mutually agreed by Parent and the Sellers.  In the event that an agreement is not reached within twenty (20) days after such adjustment to the Total Consideration, any disputed items shall be resolved.  Parent and the Sellers agree to file any additional information return required to be filed pursuant to treat the Allocation Statement as adjusted in the manner described in Section 6.10(c)(i).

(d)        Any and all existing Tax Sharing Agreements shall be terminated as of the Closing Date.  After the Closing Date, none of the Company or any of its Subsidiaries shall have any further rights or liabilities thereunder.  This Agreement shall be the sole Tax sharing agreement relating to the Company and its Subsidiaries.

(e)        Prior to the Closing, except as provided in Section 6.1(c), none of the Company nor any of its Subsidiaries shall make any payment of, or in respect of, any Tax to any person or any taxing authority, except to the extent such payment is in respect of a Tax that is due or payable or has been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Sellers.

Section 6.11  Non-competition; Non-solicitation.  In consideration of the agreements and obligations set forth in this Agreement and for the payment of $15,000 to each Seller to be paid at Closing by wire transfer to the account designated by the applicable Seller, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each Seller agrees as follows:

(a)        For a period commencing on the date hereof and ending on the third anniversary of the Closing Date (the “Restricted Period”), such Seller will not, directly or indirectly, either for himself or herself or for any other individual, corporation, partnership, joint venture or other entity, engage in or participate in any business (including, without limitation, any division, group or franchise of a larger organization) in North America, Europe, Asia and other countries throughout the world which engages or which proposes to engage in any aspect of business in which Parent or the Company is engaged or contemplates being engaged (the “Competitive Business”).  For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise), provided that nothing herein shall prevent such Seller from owning, solely as a passive investment, securities in any publicly traded company so long as Seller does not beneficially own, directly or indirectly, more than 1% of the equity securities of such company and has no active participation in the business of such company.

(b)        During the Restricted Period, Seller shall not, directly or indirectly (other than on behalf of Parent or the Company), solicit or induce any customers or potential customers of Parent or the Company for services or products similar to those of Parent or the Company, even though not directly competitive with such services.

(c)        During the Restricted Period, Seller shall not, directly or indirectly, recruit, solicit or otherwise induce any employee, sales agent or consultant of Parent or the Company to discontinue such employment, agency, or consultant relationship with Parent or the Company, or any person who has been an employee, sales agent or consultant of Parent or the Company in the then immediately preceding three months.

(d)        If one or more of the provisions contained in this Section 6.11 shall for any reason be held to be excessively broad or unreasonable as to the period, scope or geographical area so as to be unenforceable under applicable law, such provision or provisions shall be modified or substituted by the appropriate judicial body so as to cover the maximum period, scope or geographical area permitted by applicable law.

(e)        Seller acknowledges and agrees that Parent’s remedy at law for a breach or threatened breach of any of the provisions of this Section would be inadequate.  In recognition of this fact, each Seller agrees that, in the event of a breach by such Seller of any of such provisions and in addition to Parent’s remedy at law, Parent shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  Nothing herein contained shall be construed as prohibiting Parent from pursuing any other remedies available to it for such breach or threatened breach.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1    Conditions to the Obligations of Parent, the Company and the Shareholders.  The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing Date of the following conditions:

(a)        No Injunctions; Orders.  There will not be in effect any Order or applicable Law by any Governmental or Regulatory Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b)        HSR.  The waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

Section 7.2    Conditions to the Obligations of Parent.  The obligation of Parent to effect the Closing is subject to the satisfaction (or waiver by Parent) on the Closing Date of the following conditions:

(a)        Representations and Warranties.

 (i)      The representations and warranties of the Company herein (A) that are qualified by materiality or Company Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true at and as of such date or with respect to such period), and (B) that are not qualified by materiality or Company Material Adverse Effect shall be true in all material respects at and as the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true in all material respects at and as of such date or with respect to such period).  Parent will have received a certificate from the Company signed by an officer thereof with respect to the foregoing.

(ii)      The representations and warranties of the Shareholders herein (A) that are qualified by materiality shall be true at and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true at and as of such date or with respect to such period), and (B) that are not qualified by materiality shall be true in all material respects at and as the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true in all material respects at and as of such date or with respect to such period).  Parent will have received a certificate from each of the Shareholders with respect to the foregoing as it relates to such Shareholder.

(b)        Covenants.

 (i)      The covenants and agreements of the Company to be performed on or prior to the Closing will have been duly performed in all material respects.  Parent will have received a certificate from the Company signed by an officer thereof with respect to the foregoing.

(ii)      The covenants and agreements of the Sellers to be performed on or prior to the Closing will have been duly performed in all material respects.  Parent will have received a certificate from each of the Sellers with respect to the foregoing as it relates to such Seller.

(c)        Third Party Consents.  The Company shall have received all consents, waivers, assignments to the Surviving Corporation, renewals and approvals of parties to any Contracts that are identified on Schedule 7.2(c) in form and substance reasonably satisfactory to Parent.

(d)        Section 338(h)(10) Election.  The Sellers shall have executed an effective, irrevocable Section 338(h)(10) Election with respect to the Company in form and substance reasonably satisfactory to Parent and shall have delivered all documents in connection with such Section 338(h)(10) Election as Parent may reasonably request.  Without limiting the generality of the foregoing, each Seller shall have executed and delivered to Parent a copy of Internal Revenue Service Form 8023 with respect to the Company.

(e)        Section 1445 Certificate.  Parent shall have received certification signed by each Seller to the effect that such Seller is not a “foreign person” as defined in Section 1445 of the Code substantially in the form of Exhibit 7.2(e) attached hereto.

(f)        Employment Agreements.  The Employment Agreements with each of the four Sellers executed and delivered on the date hereof shall remain in full force and effect.

(g)        Other Closing Deliveries.  The items to be delivered by the Company and the Shareholders pursuant to Sections 3.2(a) and 3.2(b) shall have been delivered to Parent.

Section 7.3    Conditions to the Obligations of the Company.  The obligation of the Shareholders and the Company to effect the Closing is subject to the satisfaction (or waiver) on the Closing Date of the following conditions:

(a)        Representations and Warranties.  The representations and warranties of Parent herein (A) that are qualified by materiality shall be true at and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true at and as of such date or with respect to such period), and (B) that are not qualified by materiality shall be true in all material respects at and as the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true in all material respects at and as of such date or with respect to such period).  The Shareholders and the Company will have received a certificate from Parent signed on behalf of Parent by an officer thereof with respect to the foregoing.

(b)        Covenants.  The covenants and agreements of Parent to be performed on or prior to the Closing will have been duly performed in all material respects.  The Shareholders and the Company will have received a certificate from Parent signed on behalf of Parent by an officer thereof with respect to the foregoing.

(c)        Receipt of Total Consideration.  The payments contemplated by Section 2.3 shall have been received by the recipients thereof.

ARTICLE VIII

TERMINATION

Section 8.1    Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)        by written agreement of the Company, the Sellers and Parent;

(b)        by either the Company or Parent, by written notice to the other, if the Closing will not have occurred on or prior to April 30, 2008 (the “Outside Closing Date”) (unless the failure to consummate the Closing by such date will be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

(c)        by either the Company or Parent, by written notice to the other, in the event that any Governmental or Regulatory Authority of competent jurisdiction will have issued a final, non-appealable Order or adopted any applicable Law, in each case permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(d)        by the Company, by written notice to Parent, if Parent (x) breaches or fails to perform or comply with any of its covenants and agreements contained herein or (y) breaches its representations and warranties, in each case, such that the conditions set forth in Section 7.1 or Section 7.3 would not be satisfied (assuming that the date of such determination is the Closing Date) and such conditions are incapable of being satisfied by the Outside Closing Date; or

(e)        by Parent, by written notice to the Company, if Shareholders or the Company (x) breach or fail to perform or comply with any of their covenants and agreements contained herein or (y) breach their representations and warranties, in each case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied (assuming that the date of such determination is the Closing Date) and such conditions are incapable of being satisfied by the Outside Closing Date.

Section 8.2    Effect of Termination.  In the event of the termination of this Agreement by Shareholders, the Company or Parent pursuant to Section 8.1 hereof:

(a)        The Shareholders and the Company, on the one hand, and Parent on the other hand, will redeliver all documents, work papers and other material of the other relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b)        All confidential information received by the Shareholders or the Company, on the one hand, and Parent, on the other hand, with respect to the business of the other or its or their, Subsidiaries or Affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement; and

(c)        This Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party hereto (or any shareholder, director, officer, employee, agent, consultant or representative of any such party); provided that, if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other parties or (ii) failure of any party to perform a covenant hereof, such party shall not be relieved of any liability arising out of such failure.  The provisions of this Section 8.2, Section 6.6 and Article IX shall survive any termination hereof pursuant to Section 8.1.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Dispute Resolution.

(a)        Hierarchy of Dispute Resolution Procedures.  Except as otherwise expressly set forth herein, any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory between the Company or the Shareholders, on the one hand, and Parent and/or any Affiliate thereof on the other hand (a “Dispute”), that arises out of or relates to this Agreement, or any obligations or related services to be provided hereunder, will first attempt to be resolved by negotiation in accordance with the procedures described in this Section 9.1, before either Parent or any Affiliate or any Shareholder commences any litigation.  In the case of a Dispute, the parties will establish an internal hierarchy to facilitate resolution of any Dispute as set forth below:

(i)       Upon written request of the parties to a Dispute, each of the parties to a Dispute will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.  Prior to any initial meeting, the designated representative will provide to each party written notice of any Dispute, which notice will include a detailed description of the claim or dispute sufficient to allow a full analysis and complete response.  Each party will exercise good faith in providing its response to any claim or dispute, in advance of the first meeting between or among designated representatives.  The designated representatives will meet as often as the parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any further proceeding.

(ii)                  Each of the Shareholders, the Company and Parent or any Affiliate will negotiate in good faith in an attempt to resolve the Dispute for a period of not greater than thirty (30) days after notice of the Dispute is received by the parties.

(b)        Arbitration.

  (i)               This Section 9.1(b) shall only be applicable if the Closing occurs.  If the parties are unable to resolve any Dispute as contemplated by Section 9.1(a), within sixty (60) days after the first appointment of the designated representative referred to in Section 9.1(a), such Dispute may be submitted to arbitration at the election of either Sellers or Parent (the “Disputing Party”).  Except as otherwise provided in this Section 9.1, the arbitration will be the exclusive remedy and will be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”) then pertaining and will be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16.  A panel of three (3) arbitrators (the “Arbitration Panel”) will preside over any Dispute(s).  The Arbitration Panel will be appointed in accordance with the AAA Rules, so long as at least one arbitrator is an attorney.  The Optional Rules for Emergency Measures of Protection of the AAA will apply if a party believes it needs emergency relief prior to constitution of the Arbitration Panel.  Any award(s) of the Arbitration Panel will including Findings of Fact and Conclusions of Law and will be a Reasoned Award, all as defined by the AAA Rules.  Any award(s) of the Arbitration Panel will be subject to the confidentiality provisions of this Agreement.  All arbitration proceedings or hearings will be conducted exclusively in Chicago, Illinois, utilizing New York law.

 (ii)               In connection with any arbitration pursuant to this Agreement or any effort to confirm, vacate or enforce any award rendered by the Arbitration Panel, the prevailing party in such a proceeding will be entitled to recover reasonable attorneys’ fees and expenses incurred in connection with such proceeding in such amount as the arbitrator deems equitable, in addition to any other relief to which it may be entitled.  The Arbitration Panel will determine the identity of the prevailing party.

(iii)               The organization providing arbitration services and any arbitrators appointed thereby, or those selected by the parties, will have no jurisdiction, power or authority to decide or award punitive damages, except as set forth in Section 5.6.  It is the expressed intention of the parties to this Agreement to mutually waive the right to seek or recover such damages from the others, except as set forth in Section 5.6.

(c)        Obligation to Continue Performance Pending Resolution of a Dispute.  Notwithstanding the foregoing provisions of this Section 9.1, each of the Shareholders,

the Company and Parent agrees to continue performing, and to cause their respective Affiliates to continue performing, their respective obligations under this Agreement pending the resolution of any Dispute that is being resolved hereunder unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement, unless such continued performance is forbidden or restricted by a court, arbitrator or other tribunal.

Section 9.2    Governing Law and Jurisdiction.

(a)        This Agreement will be governed by and be construed in accordance with the Laws of the State of New York, without regard, however, to the conflicts of laws principles thereof.

(b)        Subject to Section 9.1, each party hereto hereby irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York and, if such court does not have jurisdiction, of any New York state court located in New York City, for the purposes of any proceeding arising out of this Agreement, or the subject matter hereof or thereof, brought by any other party.

(c)        Subject to Section 9.1, to the extent not prohibited by applicable Law or court rule, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such proceeding, any claim (i) that it is not subject to the jurisdiction of the above-named courts, (ii) that the proceeding is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the proceeding is improper or (v) that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts.

Section 9.3    Notices.  All notices and other communications hereunder will be in writing and will be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by overnight courier or on the third (3rd) Business Day after being sent when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as will be specified by like notice):

(1)	If to the Company, the Shareholders or Shareholder Representative, to:
Michael A. Lachman c/o USB Corporation 26111 Miles Road Cleveland, Ohio 44128 Facsimile: (216) 464-5075 mlachman@usbweb.com and an additional copy (which will not constitute notice to shareholders) to:

Walter & Haverfield LLP The Tower at Erieview 1301 E. Ninth Street Suite 3500 Cleveland, Ohio 44114 Attention: Robert J. Crump Facsimile: (216) 575-0911 rcrump@walterhav.com

(2)	If to Parent to:
Affymetrix, Inc. 3420 Central Expressway Santa Clara, CA 95051 Attention: Barbara Caulfield Facsimile: (408) 731-5394 barbara_caulfield@affymetrix.com and an additional copy (which will not constitute notice to Parent) to:

Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 Attention: William M. Kelly Sarah K. Solum Facsimile: (650) 752-2111 william.kelly@dpw.com sarah.solum@dpw.com

Section 9.4    Amendments.

(a)        This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(b)        A failure or omission of any party to insist, in any instance, upon strict performance by another party of any term or provision of this Agreement or to exercise any of its rights hereunder will not be deemed a modification of any term or provision hereof or a waiver or relinquishment of the future performance of any such term or provision by such party, nor will such failure or omission constitute a waiver of the right of such party to insist upon future performance by another party of any such term or provision or any other term or provision of this Agreement.

Section 9.5    Entire Agreement.  This Agreement, the Disclosure Schedules, all exhibits and schedules hereto, the Confidentiality Agreement, the Escrow Agreement and the documents, agreements, certificates and instruments referred to herein and therein, constitutes the entire agreement between the parties hereto and with respect to the subject matter hereof and supersedes all prior representations, warranties, agreements,  and understandings, oral or written, with respect to such matters.

Section 9.6    Headings.  The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

Section 9.7    No Assignment; Binding Effect.  This Agreement is not assignable by any party without the prior written consent of the other party.  Notwithstanding the foregoing, Parent may assign this Agreement in whole or in part to any of its Affiliates but in no event will such an assignment release Parent from its obligations hereunder.  This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.8    Invalidity.  If any provision of this Agreement is declared to be void or unenforceable, the remainder of this Agreement will not be affected thereby and will remain in full force and effect to the extent feasible in the absence of the void and unenforceable declaration so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible .

Section 9.9    Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 9.10  Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.11  Specific Performance.  The parties agree that irreparable damages would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and each of the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity that may be available under applicable Law.

Section 9.12  No Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and, except as provided in Article V, it is not the intention of the parties hereto to confer third party beneficiary rights upon any other Person.

Section 9.13  Facsimile Signature.  Any facsimile signature attached hereto will be deemed to be an original and will have the same force and effect as an original signature.

Section 9.14  Expenses.   (a)      Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.  For the avoidance of doubt, if the Closing occurs, all out-of-pocket fees and expenses of the Company (including advisor and legal fees and expenses identified on Schedule 9.14(a) (as such amounts are updated by the Company as of the Closing)), incurred on or after October 1, 2007 in connection with the Transactions (or any other potential transaction involving a change of control of the Company) (the “Company Transaction Expenses”) shall be deducted from the Total Consideration and paid by Parent by wire transfer of immediately available funds to such accounts as may be designated by the Shareholder Representative or, if not identified on Schedule 9.14(a) and paid at Closing, shall be paid as contemplated by Section 2.5(c) or Article V.

(b)        In addition, up to 50% of any fees and expenses (if any) actually paid or payable by the Company in connection with obtaining the consent, waiver, assignment, renewal or approval contemplated by Section 7.2(c) (as appropriate) of the Contracts identified on Schedule 9.14(b), shall be deducted from the Total Consideration and paid by Parent at Closing or, if not paid at Closing, shall be treated as a Company Transaction Expense and paid as contemplated by Article V.  For the avoidance of doubt, all other expenses incurred in connection with obtaining the consents, waivers, assignments, renewals and approvals to the Contracts identified on Schedule 7.2(c) and the contractual payments identified on Schedule 4.1(h) in an aggregate of $80,000, as well as the payment of the $325,000 as contemplated by the MOU, shall be borne by the Company and shall be neither deducted from Total Consideration nor subject to any indemnity claim or other claim against the Indemnity Escrow Fund, the Special Escrow Amount, the Shareholders, or otherwise; provided that, with regard to any fees and expenses related to any Contracts listed on Schedule 7.2(c), any expenses greater than $5,000 shall be approved in advance by Parent, whose consent shall not be unreasonably withheld.  If approved in advance by Parent (whose approval shall not be unreasonably withheld), the payment of any such amounts will be considered payments in the Ordinary Course of Business and shall not be in violation of the covenants set forth in Article VI.

Section 9.15  Shareholder Representative

(a)        The Shareholders hereby appoint Michael A. Lachman as the representative for and on behalf of the Shareholders (the “Shareholder Representative”) to take all actions necessary or appropriate in the judgment of the Shareholder Representative to all such matters as mutually agreed to by the Shareholders and set forth in an instrument of appointment executed by the Shareholders prior to the Closing.  The holders of a majority of the Shares may replace or remove any Person serving as the Shareholder Representative upon not less than ten (10) days’ prior written notice to Parent.  No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services.  If any Person serving as the Shareholder Representative is no longer able or willing to serve as the Shareholder Representative, a new Shareholder Representative may be chosen by the holders of a majority of the Shares.  At Closing, Parent shall pay the amount of the Option Exercise Proceeds by wire transfer of immediately available funds to the account designed by the Shareholder Representative.  Such amount shall be used by the Shareholder Representative to cover its fees and expenses in connection with its duties as Shareholder Representative.  Any amount not so used by the Shareholder Representative prior to the Termination Date shall be contributed to the Indemnity Escrow Fund for pro rata distribution to the Common Holders and Option Holders in connection with the distribution of the Indemnity Escrow Fund.

(b)        The Shareholder Representative shall not be liable for any act done or omitted in such capacity while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Shareholders shall jointly and severally indemnify the Shareholder Representative and hold him harmless against any loss, liability or expense incurred without bad faith and arising out of or in connection with the acceptance or administration of his duties.  In furtherance thereof, the Shareholders each agrees to deposit an amount mutually agreed to by the Shareholders in escrow for use by the Shareholder Representative.  The Shareholder Representative may consult with counsel and other experts to advise him with respect to his rights and obligations hereunder and shall be fully protected by any act taken, suffered, permitted, or omitted in good faith in accordance with the advice of such counsel or experts.

(c)        Any decision, act, consent or instruction of the Shareholder Representative in the scope of the Shareholder Representative’s authority as provided in the first sentence of Section 9.15(a) shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon every Shareholder, and the Escrow Agent, and Parent may rely upon any decision, act, consent or instruction of the Shareholder Representative.

(d)        The provisions of this Section 9.15 are intended to be for the benefit of and shall be enforceable by any Person serving as Shareholder Representative.

Section 9.16  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows.  The balance of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties, intending legally to be bound, have caused this Agreement to be duly executed and delivered in Cleveland, Ohio as of the day and year first herein above written.

USB CORPORATION

/s/ Michael A. Lachman
By:	Michael A. Lachman
Name:	Michael A. Lachman
Title:	President and CEO

SELLERS

/s/ Michael A. Lachman
Michael A. Lachman

/s/ E. Fred Leffler
E. Fred Leffler

/s/ Kathy Fortney
Kathy Fortney

/s/ Frank Maenpa
Frank Maenpa

AFFYMETRIX, INC.

/s/ Kevin King
By:	Kevin King
Name:	Kevin King
Title:	President

YEW ACQUISITION, INC.

/s/ Kevin King
By:	Kevin King
Name:	Kevin King
Title:	President and Chief Executive Officer

Schedules and exhibits attached to the merger agreement have been omitted pursuant to Item 601 of Regulation S-K.  These attachments contain (i) exceptions to certain of the representations and warranties of the Company and the Sellers, (ii) certain definitions, (iii) a form of escrow agreement to be executed and delivered at closing, (iv) a form of opinion of counsel to the Company and the Sellers to be delivered at closing, and (v) additional detail on certain exceptions to the Company’s interim conduct of business covenant, (vi) certain third-party consents, waivers, assignments, renewals and approvals to be obtained before closing and (vii) other miscellaneous items.  Affymetrix agrees to supplementally furnish a copy of each attachment to the Securities and Exchange Commission upon request.